UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12.

ALLEGHANY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	March 17, 2017

Alleghany Corporation (“Alleghany”) hereby gives notice that its 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) will be held at the offices of its subsidiary RSUI Group, Inc., 945 East Paces Ferry Road, 18th Floor, Atlanta, Georgia, on Friday, April 28, 2017 at 10:00 a.m., local time, for the following purposes:

1.	To elect three directors for terms expiring in 2020.

2.	To consider and take action upon a proposal to approve Alleghany’s 2017 Long-Term Incentive Plan.

3.	To ratify the selection of Ernst & Young LLP as Alleghany’s independent registered public accounting firm for fiscal 2017.

4.	To hold an advisory, non-binding vote on executive compensation.

5.	To hold an advisory, non-binding vote to determine the frequency of future stockholder advisory votes on executive compensation.

6.	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Holders of Alleghany common stock at the close of business on March 1, 2017 are entitled to receive this Notice and vote for the election of directors and on each of the other matters set forth above at the 2017 Annual Meeting and any adjournments or postponements thereof.

You are cordially invited to attend the 2017 Annual Meeting. Representation of your shares at the 2017 Annual Meeting is very important. Whether or not you plan to attend in person, we encourage you to vote your shares promptly by using the Internet or telephone, or by signing and returning the enclosed proxy card in the envelope provided. You may revoke your proxy at any time before it is voted at the 2017 Annual Meeting by written notice to the Secretary of Alleghany, by submitting a new proxy with a later date, or by voting in person at the 2017 Annual Meeting.

By order of the Board of Directors,

CHRISTOPHER K. DALRYMPLE
Senior Vice President, General Counsel and Secretary
Alleghany Corporation 1411 Broadway, 34th Floor New York, New York 10018

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2017 Annual Meeting of Stockholders to be Held on April 28, 2017: Proxy materials relating to the 2017 Annual Meeting (notice of meeting, proxy statement, proxy and 2016 Annual Report to Stockholders on Form 10-K) are also available on the Internet at www.edocumentview.com/YAL.

PROXY STATEMENT — TABLE OF CONTENTS

2016 Stock Vested	73
Nonqualified Deferred Compensation	73
Pension Benefits	75
Payments Upon Termination of Employment	77
PROPOSAL 5. ADVISORY VOTE ON FREQUENCY OF FUTURE STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION	80
STOCKHOLDER NOMINATIONS AND PROPOSALS	81
ADDITIONAL INFORMATION	82

PROXY STATEMENT SUMMARY

This summary highlights selected information that is discussed in more detail elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the full Proxy Statement before voting. Unless the context otherwise requires, references in this Proxy Statement to “Alleghany,” the “Company,” “we,” “our” or “us” refer to Alleghany Corporation, references to the “Board” refer to our Board of Directors, references to the “common stock” refer to our common stock, par value $1.00 per share, and references to the “2017 Annual Meeting” refer to our 2017 Annual Meeting of Stockholders and any and all adjournments or postponements thereof.

2017 ANNUAL MEETING INFORMATION

Date and Time	Friday, April 28, 2017 at 10:00 a.m. local time

Location	RSUI Group, Inc. 945 East Paces Ferry Road, 18th Floor Atlanta, Georgia

Record Date	March 1, 2017

Mailing Date	On or about March 17, 2017

MEETING AGENDA AND BOARD RECOMMENDATIONS

Voting Matter		Board’s Recommendation	Additional Information
Proposal 1:	Election of Directors	FOR each director nominee	pages 28-33
Proposal 2:	Approval of 2017 Long-Term Incentive Plan	FOR	pages 34-41
Proposal 3:	Selection of Independent Accounting Firm	FOR	pages 42-43
Proposal 4:	Advisory Vote on Executive Compensation	FOR	pages 45-79
Proposal 5:	Advisory Vote on Frequency of Future Stockholder Votes on Executive Compensation	EVERY YEAR	page 80

HOW TO VOTE (pages 9 and 10)

You can vote by any of the following methods:

By Internet	Go to the voting website, www.envisionreports.com/YAL

By Telephone	If you reside in the United States, Canada or U.S. territories, call toll free 1-800-652-VOTE (8683)

By Mail	If you received a proxy card in the mail, complete, sign, date, and mail the proxy card in the return envelope provided to you

In person	Attend the Annual Meeting and vote by ballot

If you vote by the Internet or telephone, you must vote no later than 1:00 a.m., Eastern Daylight Time, on April 28, 2017.

BOARD NOMINEES (page 29)

Ian H. Chippendale Age 68 Director since 2012 Member of the Compensation Committee Member of the Nominating and Governance Committee

Mr. Chippendale is the retired Chairman (from September 2003 to December 2006) of RBS Insurance Group, Ltd., an insurance company. In addition, Mr. Chippendale served as a director of HomeServe plc, an insurance company, from January 2007 through March 2015 and was a director of Transatlantic Holdings, Inc. prior to March 6, 2012.

Mr. Chippendale’s qualifications to serve on the Board also include his insurance industry knowledge and his international experience, including his service as the Chairman of RBS Insurance Group, Ltd.

Weston M. Hicks Age 60 Director since 2004

Mr. Hicks has been Alleghany’s President and chief executive officer since December 2004. In addition, Mr. Hicks is a director of AllianceBernstein Holding L.P., an investment management and research company.

Mr. Hicks’s qualifications to serve on the Board also include his years of experience as an executive in the insurance and financial services industry, particularly his experience as Alleghany’s President and chief executive officer during the past 12 years, and his experience as an analyst of property and casualty insurance companies.

Jefferson W. Kirby Age 55 Director since 2006

Mr. Kirby has been Chairman of the Board of Alleghany since July 2010. Mr. Kirby has been the Managing Member of Broadfield Capital Management, LLC, an investment advisory services company, since July 2003. Mr. Kirby was a director of Somerset Hills Bancorp, a bank holding company, from 2008 until May 2013.

Mr. Kirby’s qualifications to serve on the Board also include his over 25 years of experience in financial services and investment management, including his service as a Vice President of Alleghany from 1994 until June 2003 and as an investment manager.

GOVERNANCE HIGHLIGHTS (pages 14-20)

Board Independence	Seven of our eight directors are independent directors. All of our standing Board committees are chaired by independent directors. Our Audit, Compensation and Nominating and Governance Committees are 100% independent.

Board Structure	Our Board is divided into three separate classes of directors. At each Annual Meeting of Stockholders, one class of directors is elected to a term of three years.

Risk Oversight	Our Board and its committees work with management to diligently monitor and manage risk.

Independent Chairman	Our current Chairman is an independent director. Our policy is that the Chairman should not be an Alleghany officer.

Board and Committee Evaluations	Our annual Board and committee evaluation processes help promote the effectiveness of the Board and its committees.

Director Tenure	Our Board has an average tenure of approximately 10 years, with half of our current directors joining the Board in 2009 or later.

Stock Ownership Guidelines	Executive officers are required to hold shares of common stock valued at three to five times their base salary (varies depending on position). Directors are required to hold common stock and/or restricted stock units valued at least five times the annual board retainer within five years of election to the Board. We have a policy prohibiting hedging and pledging of Alleghany securities by directors and executive officers to discourage excessive risk-taking.

PERFORMANCE HIGHLIGHTS

2016 and long-term financial results highlights are as follows:

2016 Performance

•	6.0% increase in common stockholders’ equity per share to $515.24 at 2016 year-end from $486.02 at 2015 year-end.

•

Transatlantic Holdings, Inc., or “TransRe,” and RSUI Group, Inc., or “RSUI,” which together account for 86% of our consolidated stockholder’s equity, produced 6.5% and 8.7% returns on equity on an operating basis (excluding net realized capital gains or losses and other-than-temporary impairment charges), respectively, reflecting increased catastrophe losses in 2016, partially offset by an increased amount of favorable prior year loss reserve development. Investment returns, however, were modest in 2016 resulting in slightly lower growth in book value for each company relative to the return on equity.

•

Net earnings of $456.9 million in 2016, compared with $560.3 million in 2015, primarily reflecting a decrease in underwriting profit in 2016, a $98.8 million pre-tax impairment charge at Stranded Oil Resources Corporation, or “SORC,” and income tax adjustments.

•

Consolidated Alleghany underwriting profit of $401.3 million in 2016, compared with $466.6 million in 2015, and a consolidated combined ratio of 91.9% in 2016, compared with 89.0% in 2015, reflecting increased catastrophe losses at TransRe and RSUI in 2016, partially offset by an increased amount of favorable prior year loss reserve development, and improved underwriting results at CapSpecialty, Inc., or “CapSpecialty,” and Pacific Compensation Corporation, or “PacificComp.”

•

Alleghany made progress in building its wholly-owned subsidiary Alleghany Capital Corporation’s portfolio of non-financial business investments, acquiring a majority stake in Jazwares, LLC, or “Jazwares,” and closing tuck-in acquisitions by Bourn & Koch, Inc. and Jazwares.

Additional information regarding Alleghany’s 2016 results, including audited consolidated financial statements, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A,” with respect to 2016 results, is contained in Alleghany’s Annual Report on Form 10-K for the year ended December 31, 2016, or the “Form 10-K,” which was filed with the U.S. Securities and Exchange Commission, or the “SEC,” on February 22, 2017. Readers are urged to review the Form 10-K for a more complete discussion of Alleghany’s financial performance.

Long-Term Performance

We believe that Alleghany’s performance is best measured over the long term, and that long-term growth in common stockholders’ equity per share is the best metric for evaluating such performance. In this regard, the table below shows the annual, and three- and ten-year average rolling, annualized growth in our common stockholders’ equity per share during the five-year period from December 31, 2011 to December 31, 2016:

	Common Stockholders’ Equity Per Share	Annual Return
			Rolling Annualized Average
Year			Three-Year	Ten-Year
2011(1)	342.12	5.2	8.6	7.7
2012	379.13	10.8	8.7	8.8
2013	412.96	8.9	8.3	8.5
2014	465.51	12.7	10.8	8.6
2015	486.02	4.4	8.6	8.6
2016	515.24	6.0	7.7	7.8
Average		8.0%	8.8%	8.3%

(1)	Adjusted for subsequent stock dividends.

As can be seen in the table above, Alleghany’s common stockholders’ equity per share has compounded over the various time metrics in the mid-range of Alleghany’s stated strategic objective of 7-10% annual growth in common stockholders’ equity per share.

The chart below summarizes Alleghany’s common stockholders’ equity per share growth and stock price performance over the ten-year period from December 31, 2006 to December 31, 2016, compared with the Standard & Poor’s 500 Stock Index, or the “S&P 500,” with all values indexed to December 31, 2006. During this ten-year period, Alleghany’s common stockholders’ equity per share increased at a compound annual rate of 7.8%, compared with a compound annual rate of return of 6.9% for the S&P 500, and the price of Alleghany common stock (adjusted for stock dividends) appreciated at a 6.3% compound annual rate of return.

As indicated by the data presented in the chart above, Alleghany’s growth in common stockholders’ equity per share has been relatively consistent. The trading price of Alleghany’s common stock has been more volatile, reflecting the volatility of the stock market in general. In Alleghany’s view, growth in common stockholders’ equity per share is a better measure of fundamental value creation as compared to the more volatile trading price of Alleghany’s common stock. As such, Alleghany focuses its executive compensation incentive program on building common stockholders’ equity per share over time. As is shown in the chart, Alleghany’s growth in common stockholders’ equity per share has exceeded that of the S&P 500 return over the past ten years and is less volatile.

COMPENSATION HIGHLIGHTS (pages 48-79)

Compensation Philosophy

Our executive compensation program is intended to provide competitive total compensation to each of Alleghany’s executive officers (as listed on page 22), or the “Named Executive Officers,” that is aligned with the interests of our stockholders in increasing our common stockholders’ equity per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks. This approach enables us to manage risk to avoid loss of capital during periods of economic turmoil, which we believe creates maximum value for stockholders in the long term, even if it results in lower levels of capital appreciation during periods when economic conditions are more favorable.

For 2016, this compensation philosophy was evidenced by the following compensation highlights:

•

CEO total direct compensation (salary, annual cash incentive and long-term equity based awards) was approximately $7.5 million, representing approximately 1.2% of 2016 pre-tax earnings and approximately 0.1% of 2016 revenues, and total direct compensation for our Named Executive Officers as a group was approximately $18.1 million, representing approximately 2.8% of 2016 pre-tax earnings and approximately 0.3% of 2016 revenues.

•

87% of Mr. Hicks’s 2016 total direct compensation was linked to performance, while performance-linked compensation for our other Named Executive Officers averaged 79% of total direct compensation in 2016.

•	Mr. Hicks’s 2016 total direct compensation increased by 11% from 2015 total direct compensation, due to a higher annual incentive payout for 2016.

•

Annual incentive plan awards included a financial objective but also discretion given the nature of Alleghany’s business and long-term approach, with the discretionary aspect being restricted by the fact that payouts for 2016 were limited to the lesser of (i) approximately $5.8 million (representing the maximum potential payout for our Named Executive Officers as a group) or (ii) 3% of 2016 annual adjusted pre-tax earnings.

•

Long-term performance share awards were subject to goals believed to be challenging to meet in today’s low interest rate and volatile market environment and that are aligned with our corporate financial objective of long-term growth in book value, with no payout being made if threshold performance is not achieved, and with our CEO’s long-term incentives based 100% on performance.

Elements of 2016 Compensation

The principal elements of compensation paid to our Named Executive Officers in respect of 2016 consisted of:

•	salaries;

•	annual cash incentive compensation under the 2015 Management Incentive Plan, or the “2015 MIP;”

•	annual grants of long-term equity-based incentives under the 2012 Long-Term Incentive Plan, or the “2012 LTIP;” and

•	an annual savings benefit equal to 15% of base salary.

In addition, our Named Executive Officers receive a benefit, assuming the completion of five years of service with Alleghany or a subsidiary of Alleghany, under the Alleghany Corporation Retirement Plan, or the “Retirement Plan,” although such benefit was frozen in 2013.

The percentage that these elements represent of the 2016 compensation for our chief executive officer and our other Named Executive Officers is reflected below.

2016 Named Executive Officer Compensation

The following table sets forth the compensation of our Named Executive Officers during 2016, as calculated in accordance with applicable SEC regulations. For a complete schedule and related footnotes, please see the “Summary Compensation Table” on page 66 in the Executive Compensation section of this Proxy Statement.

Name and Principal Position	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Weston M. Hicks	$1,000,000	—	$3,914,614	$2,550,000	945,832	$162,482	$8,572,928
President and chief executive officer

Joseph P. Brandon	825,000	—	2,421,908	1,650,000	81,904	132,650	5,111,462
Executive Vice President

Christopher K. Dalrymple	650,000	—	953,985	650,000	223,156	103,256	2,580,397
Senior Vice President, General Counsel and Secretary

Roger B. Gorham	600,000	—	293,678	300,000	187,310	96,708	1,477,696
Senior Vice President - Head of Fixed Income and Treasurer

John L. Sennott, Jr.	650,000	—	953,985	650,000	—	103,753	2,357,738
Senior Vice President and chief financial officer

Long-Term Compensation Highlights

During the ten-year performance period set out in the graph on page 5, we believe that Mr. Hicks’s compensation has been well-aligned with Alleghany’s long-term performance as can be seen in the table below:

10-year Pay-TSR(1) Alignment

($ thousands)

	Year											CAGR
	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	1 Year	3 Year	10 Year
CEO Total Compensation(3)	4,566	6,522	6,435	6,206	5,636	7,347	7,332	6,216	10,543	6,869	8,573	24.8%	11.3%	6.5%
Pension Value Increase/(Decrease)	856	1,160	1,594	1,066	822	1,922	1,259	(1,232)	2,914	(23)	946
CEO SCT Compensation Excluding Pension(2)	3,710	5,361	4,840	5,140	4,814	5,425	6,072	7,448	7,629	6,892	7,627	10.7%	0.8%	7.5%
Indexed TSR	100	113	81	81	91	87	102	121	141	145	185	27.2%	15.0%	6.3%
TSR vs. CEO Compensation (excl. pension) Increases/(Decreases)												16.6%	14.2%	(1.1%)
Indexed BVPS Growth	100	115	109	121	133	140	155	169	191	199	211	6.0%	7.7%	7.8%
BVPS vs. CEO Compensation (excl. pension) Increases/(Decreases)												(4.7%)	6.9%	0.3%

(1)	Total Shareholder Return reflects Alleghany share price appreciation including the impact of stock dividends.

(2)	Represents CEO compensation as reported in the Summary Compensation Table on page 66, excluding annual fluctuation in pension value.

(3)	Includes annual fluctuation in pension value. Calculated according to SEC rules except for 2013 and 2015, which include a negative value for Mr. Hicks’s pension benefit. SEC rules require that negative pension value changes are reflected as a “zero” in the table.

QUESTIONS AND ANSWERS ABOUT ALLEGHANY’S 2017 ANNUAL MEETING

Q:	Why did I receive these proxy materials?

A:	You have received these proxy materials because the Board is soliciting your proxy to vote your shares of common stock at the 2017 Annual Meeting.

Q:	Who is entitled to vote at the 2017 Annual Meeting?

A:	Alleghany has one class of voting stock outstanding: its common stock. If you were a holder of common stock at the close of business on March 1, 2017, the record date for the 2017 Annual Meeting, you are entitled to vote at the meeting. At the close of business on March 1, 2017, there were 15,416,233 shares of common stock outstanding and entitled to vote. Each share of common stock has one vote.

Q:	How can I vote my shares?

A:	You can vote your shares in two ways: either by proxy or in person at the 2017 Annual Meeting by written ballot. If you choose to vote by proxy, you may do so using the Internet, telephone or, if you received a printed copy of your proxy materials, mail. Each of these procedures is more fully explained below. Even if you plan to attend the 2017 Annual Meeting in person, the Board recommends that you vote promptly by proxy to ensure that your shares are represented at the 2017 Annual Meeting.

Q:	How can I vote my shares by proxy?

A:	Because many stockholders cannot attend the 2017 Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. You may vote your proxy using the Internet, telephone or, if you received a printed copy of your proxy materials, mail, each as more fully explained below. In the case of voting your proxy using the Internet or telephone, the deadline for voting is 1:00 a.m. (Eastern Daylight Time) on Friday, April 28, 2017. If your shares are held in the name of a bank, broker or other holder of record, please see the voting instructions provided by such party.

Vote by Internet	To vote your shares via the Internet, go to the voting website, www.envisionreports.com/YAL. Internet voting is available 24 hours a day, seven days a week. You will have the opportunity to confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders through individual control numbers. If you vote via the Internet, you may incur costs such as Internet access fees for which you will be responsible. If you received a proxy card in the mail and choose to vote via the Internet, you do not need to return your proxy card.

Vote by Telephone	If you reside in the United States, Canada or U.S. territories, you can vote your shares by telephone by calling the toll-free number provided on the voting website www.envisionreports.com/YAL and on the proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.

Vote by Mail	If you received a printed copy of your proxy materials, you can vote your shares by completing and mailing the enclosed proxy card to us so that we receive it by the deadline.

If you properly sign and return your proxy card or submit your proxy using the Internet or telephone, your shares will be voted as you direct. If you sign and return your proxy card but do not specify how to vote, we will vote your shares in accordance with the Board’s recommendations: “FOR” each of the Board’s nominees for director; “FOR” approval of Alleghany’s 2017 Long-Term Incentive Plan; “FOR” the ratification of the selection of our independent registered public accounting firm; “FOR” the advisory resolution on executive compensation; and for holding the advisory vote on executive compensation “EVERY YEAR.”

Q:	How can I vote my shares in person?

A:	If you wish to vote in person at the 2017 Annual Meeting, written ballots will be available at the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from that holder of record to be able to vote in person at the 2017 Annual Meeting. Voting by proxy, whether by Internet, telephone or mail, will not limit your right to vote at the 2017 Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the 2017 Annual Meeting, there is no need to vote in person at the meeting unless you wish to change your vote.

Q:	How can I attend the 2017 Annual Meeting?

A:	You are entitled to attend the 2017 Annual Meeting if you were a stockholder of Alleghany as of the close of business on March 1, 2017, the record date, or if you hold a valid proxy for the 2017 Annual Meeting. You should be prepared to present photo identification for admittance. If you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your admission to the 2017 Annual Meeting. If you are not a stockholder of record, but hold shares through a broker, bank or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 1, 2017, a copy of the voting instruction card provided by your broker, bank or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the 2017 Annual Meeting.

The 2017 Annual Meeting will begin promptly on April 28, 2017, at 10:00 a.m., local time. You should allow adequate time for check-in procedures.

Q:	Can I change my vote?

A:	Yes. You can change your vote or revoke your proxy at any time before it is exercised at the 2017 Annual Meeting by taking any one of the following actions: (1) follow the instructions given for changing your vote via the Internet or by telephone or deliver a valid written proxy with a later date than the previous proxy; (2) notify the Secretary of Alleghany in writing that you have revoked your proxy (using the address in the Notice of Annual Meeting of Stockholders above); or (3) vote in person by written ballot at the 2017 Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must contact that holder of record to revoke a previously authorized proxy.

Q:	How many shares must be present to conduct the 2017 Annual Meeting?

A:	A quorum comprising the holders of a majority of the outstanding shares of Alleghany’s common stock on the record date, or 7,708,117 shares, must be present in person or represented by proxy for the transaction of business at the 2017 Annual Meeting. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the 2017 Annual Meeting.

Q:	What if I am a beneficial owner and do not give instructions to my broker?

A:

If your shares are held in the name of a bank, broker or other holder of record, you are considered the beneficial owner of those shares, but not the record holder. As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the proxy materials you receive from your broker. Under the rules of the New York Stock Exchange, or the “NYSE,” unless you provide specific voting instructions, your broker is not permitted to vote your shares on your behalf, except with respect to routine proposals. The ratification of the selection of our independent registered public accounting firm (Proposal 3) constitutes a routine proposal. For your vote on any other matter to be counted, you will need to provide voting instructions to your broker before the date of the 2017 Annual Meeting using the instructions provided by your broker.

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are counted as present to determine whether there is a quorum for the 2017 Annual Meeting, but are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal.

Q:	What vote is required to pass each of the proposals at the 2017 Annual Meeting?

A:	Proposal 1: Election of Directors. Each of the three nominees for director who receives at least a majority of the votes cast with respect to the election of such nominee will be elected. Abstentions and broker non-votes will have no effect on the results of this vote. In accordance with the majority voting standard in Alleghany’s By-Laws, or the “By-Laws,” and the Corporate Governance Guidelines of Alleghany, or the “Corporate Governance Guidelines,” as a condition of his nomination, each nominee is required to tender to the Board at the time of nomination an irrevocable resignation, effective if such nominee does not receive the majority vote required by the By-Laws and the Board determines to accept such resignation. In the event that a director nominee fails to receive the requisite majority vote, the Nominating and Governance Committee will evaluate such resignation and make a recommendation to the Board as to whether it should accept the resignation.

Proposal 2: Approval of 2017 Long-Term Incentive Plan. The affirmative vote of a majority of the votes cast on this proposal is required to approve the adoption of Alleghany’s 2017 Long-Term Incentive Plan. Abstentions and broker non-votes will have no effect on the results of this vote.

Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast on this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. The approval of Proposal 3 is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from this proposal.

Proposal 4: Advisory Vote on Executive Compensation. The affirmative vote of a majority of the votes cast on this proposal is required to approve the advisory resolution on executive compensation. Abstentions and broker non-votes will have no effect on the results of this vote. Although this proposal is non-binding on the Board, the Board and the Compensation Committee will review and consider the voting results when making future decisions about Alleghany’s executive compensation program.

Proposal 5: Advisory Vote on Frequency of Votes on Executive Compensation. The affirmative vote of a majority of the votes cast on this proposal is required to approve the advisory resolution on frequency of votes on executive compensation. Abstentions and broker non-votes will have no effect on the results of this vote. Although this proposal is non-binding on the Board, the Board and the Compensation Committee will review and consider the voting results when making future decisions about the frequency of votes on Alleghany’s executive compensation program.

Q:	How does the Board recommend I vote?

A:	The Board recommends that you vote as follows on each proposal:

Voting Matter		Board’s Recommendation	Additional Information
Proposal 1:	Election of Directors	FOR each director nominee	pages 28-33
Proposal 2:	Approval of 2017 Long-Term Incentive Plan	FOR	pages 34-41
Proposal 3:	Selection of Independent Accounting Firm	FOR	pages 42-43
Proposal 4:	Advisory Vote on Executive Compensation	FOR	pages 45-79
Proposal 5:	Advisory Vote on Frequency of Future Stockholder Votes on Executive Compensation	EVERY YEAR	page 80

Q:	What happens if a nominee for director does not stand for election?

A:	If for any reason any nominee does not stand for election, any proxies we receive will be voted in favor of the remaining nominees and may be voted for a substitute nominee in place of the nominee who does not stand. We have no reason to expect that any of the nominees will not stand for election.

Q:	What happens if additional matters are presented at the 2017 Annual Meeting?

A:	If any matters other than the five items of business described in this Proxy Statement are properly presented for consideration at the 2017 Annual Meeting, persons named on the voting website and your proxy card will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the 2017 Annual Meeting.

Q:	Who nominates the directors?

A:	Ian H. Chippendale, Weston M. Hicks and Jefferson W. Kirby have been nominated by the Board for election as directors at the 2017 Annual Meeting. Each of the nominees is a current member of the Board and was recommended to the Board for nomination by the Nominating and Governance Committee. The Nominating and Governance Committee will receive at any time and will consider from time to time suggestions from stockholders as to proposed director candidates, as described under “Directors’ Nominations and Qualifications” on page 18. Additionally, stockholders may nominate individuals for election as directors in accordance with the requirements set forth in the By-Laws and described under “Stockholder Nominations and Proposals” on page 81.

Q:	How are proxies solicited and what is the cost?

A:	We pay the cost of soliciting proxies for the meeting. Proxies may be solicited in person by our employees, or by mail, courier, telephone, facsimile or e-mail. In addition, we have retained Georgeson Shareholder Communications Inc., or “Georgeson,” to aid in the solicitation of proxies by mail, courier, telephone, facsimile and e-mail. We expect to pay a fee of approximately $9,500 plus expenses to Georgeson for these services.

Q:	What is householding? Does Alleghany use it?

A:	In accordance with a notice sent to eligible stockholders who share a single address, we are sending only one annual report to stockholders and one proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs.

If, in the future, you wish to receive a separate annual report to stockholders and proxy statement, a separate copy may be obtained, without charge, upon written or oral request to the office of the Secretary, Alleghany Corporation, 1411 Broadway, 34th Floor, New York, New York 10018, telephone number (212) 752-1356. Eligible stockholders of record who receive multiple copies of our annual report to stockholders and proxy statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee. We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to stockholders and proxy statement to a stockholder at a shared address to which a single copy of the document was delivered.

Q:	Where can I find more information about Alleghany?

A:	Alleghany’s website address is www.alleghany.com. Alleghany makes available, free of charge on its website, the documents it files with the SEC. Also available on Alleghany’s website are its Financial Personnel Code of Ethics, Employee Code of Business Conduct and Ethics, Director Code of Business Conduct and Ethics, Corporate Governance Guidelines, and the charters for the Audit, Compensation and Nominating and Governance Committees. The information contained on Alleghany’s website is not included as a part of, or incorporated by reference into, this Proxy Statement.

CORPORATE GOVERNANCE

Board of Directors

Pursuant to Alleghany’s Restated Certificate of Incorporation and By-Laws, the Board is divided into three separate classes of directors, which are required to be as nearly equal in number as practicable. At each Annual Meeting of Stockholders, one class of directors is elected to a term of three years. Currently, there are three standing committees of the Board, consisting of an Audit Committee, Compensation Committee and Nominating and Governance Committee. Additional information regarding these committees is set out on pages 15 and 16.

The Board currently consists of eight directors. The directors nominated by the Board for election at the 2017 Annual Meeting to the class of 2020 are Mr. Ian H. Chippendale, Mr. Weston M. Hicks and Mr. Jefferson W. Kirby. Each of the nominees is a current member of the Board and was recommended to the Board for nomination by the Nominating and Governance Committee. Messrs. Chippendale, Hicks and Kirby were last elected by stockholders at the 2014 Annual Meeting of Stockholders held on April 25, 2014.

We have strong director engagement on our Board. The Board held nine meetings in 2016. Each of our directors attended at least 95% of the meetings of the Board and committees of the Board on which he or she served in 2016, with seven of our current eight directors attending 100% of the Board and committee meetings. Executive sessions for independent directors are held at each regularly scheduled Board meeting. The Chairman of the Board, or the “Chairman,” who is currently an independent director, presides at these executive sessions. Alleghany does not have a policy with regard to attendance by directors at Annual Meetings of Stockholders. Two directors attended the 2016 Annual Meeting of Stockholders.

Director Independence

Pursuant to the NYSE’s listing standards, Alleghany is required to have a majority of independent directors, and no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Alleghany. The Board has determined that none of the directors who served during any part of 2016 (including Stephen H. Bradley and Thomas S. Johnson, each of whom retired from the Board effective at our 2016 Annual Meeting of Stockholders), except Weston M. Hicks, our President and chief executive officer, has any material relationship with Alleghany other than in their capacities as members of the Board and committees thereof, and thus all of such directors, except Weston M. Hicks, are independent directors of Alleghany. Therefore, seven of Alleghany’s eight current directors are independent directors. Two of the three director nominees, Mr. Chippendale and Mr. Kirby, are independent. The third director nominee, Weston M. Hicks, is President and chief executive officer of Alleghany and is not independent. Assuming that all of Messrs. Chippendale, Hicks and Kirby are elected, seven of eight directors will be independent.

Committees of the Board of Directors

Committee Membership

The following table sets forth the current members of each of the committees and the number of meetings held during 2016:

Name	Audit	Compensation	Nominating and Governance
Karen Brenner	✓		Chair
Ian H. Chippendale		✓	✓
John G. Foos	✓		✓
William K. Lavin	Chair	✓
Phillip M. Martineau		✓	✓
Raymond L.M. Wong	✓	Chair
2016 meetings	9	5	5

The Board has determined that each committee member is independent as defined in the NYSE’s listing standards with respect to membership on each committee on which he or she serves. The Board also has determined that each member of the Audit Committee has the qualifications set forth in the NYSE’s listing standards regarding financial literacy and accounting or related financial management expertise and is an audit committee financial expert as defined by the SEC.

Committee Responsibilities

Each of the committees listed below operates pursuant to a charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. The primary functions of each committee are as follows:

Board Committee	Responsibilities
Audit Committee

•   Directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, including approving in advance all audit services and permissible non-audit services to be provided by the independent registered public accounting firm.

•   Directly responsible for the evaluation of such firm’s qualifications, performance and independence.

•   Reviews and makes reports and recommendations to the Board with respect to the following matters:

•   the audited consolidated annual financial statements of Alleghany and its subsidiaries, including Alleghany’s specific disclosures under MD&A, and critical accounting estimates, to be included in Alleghany’s Form 10-K filed with the SEC, and whether to recommend this inclusion;

•   the unaudited consolidated quarterly financial statements of Alleghany and its subsidiaries, including MD&A, to be included in Alleghany’s Quarterly Reports on Form 10-Q filed with the SEC;

Board Committee	Responsibilities

•   Alleghany’s policies with respect to risk assessment and risk management;

•   the adequacy and effectiveness of Alleghany’s internal control over financial reporting and disclosure controls and procedures;

•   the compensation, activities and performance of Alleghany’s internal auditor; and

•   the quality and acceptability of Alleghany’s accounting policies, including critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of Alleghany’s financial statements.

Compensation Committee

•   Administers Alleghany’s executive compensation program, including Alleghany’s 2012 LTIP and 2015 MIP.

•   Reviews and approves the financial goals and objectives relevant to the compensation of the chief executive officer; evaluates the chief executive officer’s performance in light of such goals and objectives; and determines the chief executive officer’s compensation based on such evaluation.

•   Reviews the annual recommendations of the chief executive officer concerning:

•   the compensation of the other Alleghany officers and proposed adjustments to such officers’ compensation; and

•   the adjustments proposed to be made to the compensation of the three most highly paid officers of each Alleghany operating subsidiary as recommended by the compensation committee or board of directors (as applicable) for each such operating subsidiary.

•   Reports on the actions described above to the Board and makes recommendations with respect to such actions to the Board as the committee may deem appropriate.

•   Reviews the compensation of the directors on an annual basis, including compensation for service on committees of the Board, and proposing changes, as appropriate, to the Board.

Nominating and Governance Committee

•   Identifies and screens director candidates, consistent with criteria approved by the Board.

•   Makes recommendations to the Board as to persons to be (i) nominated by the Board for election to the Board by stockholders or (ii) chosen by the Board to fill newly created directorships or vacancies on the Board.

•   Develops and recommends to the Board a set of corporate governance principles applicable to Alleghany.

•   Oversees the evaluation of the Board, individual directors and Alleghany’s management.

Board Tenure

We believe that it is important to achieve an appropriate balance on the Board between the number of our longer-tenured directors who have a deep knowledge of Alleghany and the number of newer directors who provide fresh perspectives. The chart below shows the breakdown by years of service on the Board. To help promote periodic change on the Board, our Corporate Governance Guidelines set a mandatory retirement age, as described on page 19, after which directors may no longer be nominated or re-nominated to the Board.

Board Leadership

Currently, the position of Chairman and the position of President and chief executive officer are separate. It is the policy of the Board that the Chairman should not be an Alleghany officer. The current Chairman is an independent director. Pursuant to the Corporate Governance Guidelines, the duties of the Chairman include providing leadership to the Board in managing the business of the Board and ensuring that there is an effective structure for the operation of the Board and its committees. The Board believes that its leadership structure is appropriate given the composition of the Board and management, the Corporate Governance Guidelines and the tenure of a majority of the Board members.

Chief Executive Officer and Senior Management Succession Planning

A key responsibility of our chief executive officer and Board in the area of risk management is ensuring that an effective process is in place to provide continuity of leadership over the long term. At least once each year, our Board conducts a review of chief executive officer and senior management succession planning. During this review, the chief executive officer provides the Board with recommendations on, and evaluations of, potential chief executive officer and senior management successors, succession timing for those positions, and development plans for the potential successors. Our Board reviews potential internal senior management candidates with our chief executive officer, including the qualifications, experience and development priorities for these individuals. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure and experience.

Our Board, in coordination with our Nominating and Governance Committee, also establishes steps to address emergency chief executive officer and senior management succession planning in extraordinary circumstances. Our emergency chief executive officer succession planning is intended to enable us to respond to unexpected position vacancies, including those resulting from a major catastrophe, by continuing our operation and minimizing potential disruption or loss of continuity to our business and operations.

Board Evaluation

Each year, the Board and each of its committees conducts an evaluation of their respective performance, effectiveness and fulfillment of fiduciary duties. The evaluation process is overseen by the Nominating and

Governance Committee and is reviewed annually to determine whether it is designed effectively and assure that appropriate feedback is being sought and reviewed. The Board evaluation is done anonymously to encourage candid feedback, supplemented by individual director interviews with the Chairman. The results of the Board and committee evaluations are reported to and reviewed by the full Board. In general, in 2016 the Board and each committee were satisfied with their respective performance and considered themselves to be operating effectively, with appropriate balance among governance, oversight, strategic and operational matters.

Board Role in Risk Oversight

The Board oversees risk management directly and through its committees. Alleghany management regularly reports to the Board and, as appropriate, to its committees on management’s risk activities, Alleghany’s exposure and risk assessments. Enterprise Risk Management is a standing agenda item at each Board meeting and the chief risk officer, other Alleghany management and the Board discuss existing and emerging risks, controls and procedures, risk assessments and initiatives at such meetings. Each year, at the Board’s January meeting, the Board receives a formal report on enterprise risk management from Alleghany’s chief risk officer and, at the same meeting, considers Alleghany’s three-year financial estimates and the evaluation of the President and chief executive officer, allowing the Board to consider risk and risk management in the context of Alleghany’s strategic plan and management’s performance. Each year, at the Audit Committee’s June meeting, it receives a formal report on enterprise risk management from Alleghany’s chief risk officer and a formal report on legal compliance and ethics from Alleghany’s chief compliance officer, which are also copied to the Board, and the chief risk officer and chief compliance officer subsequently report thereon to the Board. The Board receives updates on material developments with respect to risk management and legal compliance and ethics matters at its other regularly scheduled meetings.

The Audit Committee oversees the integrity of Alleghany’s financial statements, compliance with legal and regulatory requirements, the qualifications, performance and independence of independent auditors and the performance of internal audit and internal controls over financial reporting, all of which contribute to risk oversight. The Nominating and Governance Committee ensures development of appropriate corporate governance and oversees the evaluation of the Board and management. The Compensation Committee regularly monitors compensation policies, practices and outstanding awards to determine whether Alleghany’s risk management and incentive objectives are being met with respect to group-wide employee incentives. The Board believes that risk oversight is a responsibility of the entire Board, and it does not look to any individual director or committee to lead it in discharging this responsibility.

Directors’ Nominations and Qualifications

The Nominating and Governance Committee identifies and recommends candidates for election to the Board, consistent with general criteria approved by the Board. The Board has not approved any specific criteria that must be met by each director nominee nor established a procedure for identifying and evaluating nominees for director. The Board believes that establishing such criteria is best left to an evaluation of Alleghany’s needs at the time that a nomination is considered. The Board generally seeks members with diverse business and professional backgrounds and outstanding integrity and judgment, and such other skills and experience as will enhance the Board’s ability to best serve Alleghany’s interests. As a general matter, the Nominating and Governance Committee does consider diversity in identifying and evaluating possible nominees for director.

The Nominating and Governance Committee will receive at any time and will consider from time to time suggestions from stockholders as to proposed director candidates. In this regard, a stockholder may submit a recommendation regarding a proposed director nominee in writing to the Nominating and Governance Committee in care of the Secretary of Alleghany at Alleghany’s principal executive offices. Any such persons recommended by a stockholder will be evaluated in the same manner as persons identified by the Nominating and Governance Committee.

A director is required to notify the Nominating and Governance Committee when a director’s principal occupation or business association changes substantially. The Nominating and Governance Committee will consider whether any such change may materially interfere with the director’s service as a director of Alleghany and make a recommendation to the Board in this regard.

Communications with Directors

Interested parties may communicate directly with any individual director, the independent directors as a group or the Board as a whole by mailing such communication to the Secretary of Alleghany at Alleghany’s principal executive offices. Any such communications will be delivered unopened:

•	if addressed to a specific director, to such director;

•	if addressed to the independent directors, to the Chairman of the Nominating and Governance Committee who will report thereon to the independent directors; or

•	if addressed to the Board, to the Chairman of the Board who will report thereon to the Board.

Director Retirement Policy

Alleghany’s retirement policy for directors provides that a director must retire from the Board at the next Annual Meeting of Stockholders following his or her 75th birthday.

Codes of Ethics

Alleghany has adopted an Employee Code of Business Conduct and Ethics for all employees of Alleghany and its subsidiaries, a Financial Personnel Code of Ethics for its chief executive officer, chief financial officer, chief accounting officer and all other officers in its Finance Department, a Director Code of Business Conduct and Ethics for members of the Board, and the Corporate Governance Guidelines. A copy of each of these documents is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Alleghany will disclose on its website any substantive amendments to its codes of ethics and any waivers from the provisions of its codes of ethics made with respect to its chief executive officer, chief financial officer or chief accounting officer (or persons performing similar functions), as well as with respect to any other executive officer or any director of Alleghany.

Majority Election of Directors

The By-Laws provide for a majority voting standard for the election of directors for uncontested elections. In connection with such provision of the By-Laws, the Corporate Governance Guidelines provide that a director nominee, as a condition of his or her nomination, shall tender to the Board at the time of nomination an irrevocable resignation effective if such nominee fails to receive the majority vote required by the By-Laws and the Board determines to accept such resignation. In the event that a director nominee fails to receive the requisite majority vote, the Nominating and Governance Committee will evaluate such resignation in light of Alleghany’s best interests and make a recommendation to the Board as to whether it should accept the resignation. In making its recommendation, the Nominating and Governance Committee may consider any factors it deems relevant, including:

•	the director’s qualifications;

•	the director’s past and expected future contributions to Alleghany;

•	the overall composition of the Board; and

•	whether accepting the tendered resignation would cause Alleghany to fail to meet any applicable rule or regulation, including the NYSE’s listing standards and federal securities laws.

The Board, by vote of independent directors other than the director whose resignation is being evaluated, will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the stockholder vote.

Director Stock Ownership Guidelines

Directors are expected to achieve ownership of common stock, or restricted stock units, having an aggregate value (based upon the higher of market value or book value) equal to at least five times the annual board retainer within five years of election to the Board, and to maintain such a level thereafter.

Hedging and Pledging Policies

Alleghany maintains a policy on insider trading and compliance that prohibits directors from directly or indirectly purchasing or using financial instruments designed to hedge or offset any decrease in the market value of Alleghany securities that they own. In addition, under such policy, directors are prohibited from pledging Alleghany securities as collateral.

Related Party Transactions

The Board has adopted a written Related Party Transaction Policy, or “the Policy.” Pursuant to the Policy, all related party transactions must be approved in advance by the Board. Under the Policy, a related party transaction means any transaction, other than compensation for services as an officer or director authorized and approved by the Compensation Committee or the Board, in which Alleghany or any of its subsidiaries is a participant and in which any of the following persons has or will have a direct or indirect material interest:

•	any director or officer of Alleghany; or

•

any immediate family member of such director or officer, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of such director or officer.

A person who has a position or relationship with a firm, corporation or other entity may be deemed to have an indirect interest in any transaction in which that entity engages. However, a person is not deemed to have an interest if such interest arises only from such person’s position as a director of another corporation and/or such person’s direct and indirect ownership of less than 10% of the equity of such firm, corporation or other entity.

Under the Policy, all newly proposed related party transactions are referred to the Nominating and Governance Committee for review and consideration of its recommendation to the Board. Following this review, the related party transaction and the Nominating and Governance Committee’s analysis and recommendations are presented to the full Board (other than any directors interested in the transaction) for approval. The Nominating and Governance Committee reviews existing related party transactions annually, with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented, and reaffirming that such transactions remain in the best interests of Alleghany. The Nominating and Governance Committee reports any such findings to the Board.

Zachary A. Hicks, a son of Weston M. Hicks, Alleghany’s President and chief executive officer, commenced employment with TransRe as an underwriter in March 2017. Zachary Hicks’s 2017 aggregate compensation is expected to be approximately $155,000 and has been established in accordance with TransRe’s employment and compensation practices applicable to employees with equivalent qualifications, experience, and responsibilities. Zachary Hicks is also eligible to participate in TransRe’s employee benefit programs on the same basis as other eligible employees. Weston M. Hicks did not participate in TransRe’s compensation decisions relating to Zachary Hicks.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of each person who, based upon filings made by such person with the SEC, as of March 1, 2017, was the beneficial owner of more than five percent of the outstanding common stock.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name and Address of Beneficial Owner	Sole Voting Power and/or Sole Investment Power	Shared Voting Power and/or Shared Investment Power	Total		Percent of Class
BlackRock, Inc.	1,407,552	—	1,407,552	(2)	9.1
55 East 52nd Street New York, NY 10022
The Vanguard Group	1,163,384	15,865	1,179,249	(3)	7.6
100 Vanguard Boulevard Malvern, PA 19355

(1)	As of March 1, 2017, there were 15,416,233 shares of common stock outstanding.

(2)	According to an amendment dated January 19, 2017 to a Schedule 13G statement filed by BlackRock, Inc., an investment advisory company (“BlackRock”), BlackRock has sole voting power over 1,285,395 shares of common stock and sole dispositive power over 1,407,552 shares of common stock.

(3)	According to an amendment dated February 9, 2017 to a Schedule 13G statement filed by The Vanguard Group, an investment adviser (“Vanguard”), Vanguard has sole voting power over 12,450 shares of common stock, sole dispositive power over 1,163,384 shares of common stock, shared voting power over 3,527 shares of common stock and shared dispositive power over 15,865 shares of common stock.

EXECUTIVE OFFICERS

The name, age, current position, date elected and prior business experience of each of the Named Executive Officers is as follows:

Name	Age	Current Position (date elected)	Prior Business Experience
Weston M. Hicks	60	President and chief executive officer (since December 2004)	Executive Vice President, Alleghany (October 2002 to December 2004).

Joseph P. Brandon	58	Executive Vice President (since March 2012)	Consultant to Alleghany (September 2011 to March 2012); private investor (May 2008 to August 2011); Chairman and Chief Executive Officer, General Re Corporation, a property and casualty reinsurer and a wholly-owned subsidiary of Berkshire Hathaway Inc. (September 2001 to April 2008).

Christopher K. Dalrymple	49	Senior Vice President (since January 2012), General Counsel (since July 2009) and Secretary (since January 2011)	Vice President, Alleghany (December 2004 to January 2012); Associate General Counsel, Alleghany (March 2002 to July 2009); Assistant Secretary, Alleghany (March 2002 to January 2011).

Roger B. Gorham	54	Senior Vice President — Head of Fixed Income and Treasurer (since May 2013)	Senior Vice President — Finance and Investments and chief financial officer, Alleghany (January 2006 to May 2013); Senior Vice President — Finance and chief financial officer, Alleghany (May 2005 to January 2006); Senior Vice President — Finance, Alleghany (December 2004 to May 2005).

John L. Sennott, Jr.	51	Senior Vice President (since April 2013) and chief financial officer (since May 2013)	Consultant (April 2012 to April 2013); Executive Vice President and Chief Corporate Strategy Officer (January 2010 to April 2012) and Chief Operating Officer (October 2008 to January 2010), Allied World Assurance Company Holdings, AG, a property and casualty (re)insurer.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 1, 2017, the beneficial ownership of common stock of each of the nominees named for election as a director, each of the other current directors, each of the executive officers named in the Summary Compensation Table on page 66 and all nominees, directors and executive officers as a group.

		Amount and Nature of Beneficial Ownership of Common Stock
Name of Beneficial Owner	Sole Voting Power and/or Sole Investment Power	Shared Voting Power and/or Shared Investment Power	Total		Percent of Class
Joseph P. Brandon	1,000	24,032	25,032	(1)	*
Karen Brenner	4,243	—	4,243	(2)	*
Ian H. Chippendale	1,978	—	1,978	(2)	*
Christopher K. Dalrymple	47	4,378	4,425	(3)	*
John G. Foos	1,978	648	2,626	(2)(4)	*
Roger B. Gorham	7,150	—	7,150		*
Weston M. Hicks	46,777	18,919	65,696	(5)	*
Jefferson W. Kirby	92,445	396,495	488,940	(2)(6)	3.17
William K. Lavin	4,859	—	4,859	(2)	*
Phillip M. Martineau	3,261	1,091	4,352	(2)(7)	*
John L. Sennott, Jr.	—	3,635	3,635	(8)	*
Raymond L.M. Wong	9,332	600	9,932	(2)(9)	*
All nominees, directors and executive officers as a group (12 persons)	173,070	449,798	622,868		4.04(10)

*	Represents less than 1.0%.

(1)	Does not include any shares that may be issued upon the vesting of outstanding restricted stock units held by Mr. Brandon. Includes 24,002 shares of common stock held jointly with Mr. Brandon’s spouse, over which Mr. Brandon shares voting and investment power. Includes 30 shares of common stock held by Mr. Brandon’s children, over which Mr. Brandon shares investment power, and for which he disclaims beneficial ownership.

(2)	Includes 3,102 shares of common stock in the case of Mr. Kirby, 2,560 shares of common stock in the case of Mr. Lavin and Mr. Wong, 1,510 shares of common stock in the case of Ms. Brenner, 1,000 shares of common stock in the case of Mr. Martineau and 500 shares of common stock in the case of Mr. Chippendale and Mr. Foos, issuable under stock options granted pursuant to the 2015 Directors’ Stock Plan (the “2015 Directors’ Plan”), the Amended and Restated 2010 Directors’ Stock Plan (the “2010 Directors’ Plan”) and the 2005 Directors’ Stock Plan (the “2005 Directors’ Plan”).

(3)	Does not include any shares that may be issued upon the vesting of outstanding restricted stock units held by Mr. Dalrymple. Includes 4,378 shares of common stock held jointly with Mr. Dalrymple’s spouse, over which Mr. Dalrymple shares voting and investment power.

(4)	Includes 648 shares of common stock held jointly with Mr. Foos’s spouse, over which Mr. Foos shares voting and investment power.

(5)	Includes 18,919 shares of common stock held by trusts over which Mr. Hicks has voting and investment control.

(6)

Includes 159,097 shares of common stock held by trusts of which Mr. Kirby is co-trustee and beneficiary and shares voting and investment power as to such shares; 27,586 shares as to which Mr. Kirby is sole trustee and beneficiary and over which Mr. Kirby has sole voting and investment power; and 237,015 shares held by the Fred M. Kirby II Residuary Trust. Mr. Kirby is co-trustee of the Fred M. Kirby II Residuary Trust and shares voting and investment power as to such shares. Also includes 19 shares held by Mr. Kirby’s spouse, over which Mr. Kirby shares voting and investment power; 364 shares held by Mr. Kirby’s children, over which Mr. Kirby shares voting and investment power; and 23 shares were held by a limited liability company with Mr. Kirby exercising sole voting and investment power in respect of such shares.

(7)	Includes 1,091 shares of common stock held jointly with Mr. Martineau’s spouse, over which Mr. Martineau shares voting and investment power.

(8)	Does not include any shares that may be issued upon the vesting of outstanding restricted stock units held by Mr. Sennott.

(9)	Includes 600 shares of common stock owned by Mr. Wong’s children, over which Mr. Wong shares voting and investment power, and 900 shares of common stock held by a trust over which Mr. Wong has voting and investment power.

(10)	Based on the number of shares of outstanding common stock as of March 1, 2017, adjusted in the case of each director to include shares of common stock issuable within 60 days upon exercise of stock options held by such director.

Section 16(a) Beneficial Ownership Reporting Compliance

Alleghany has determined that, except as set forth below, no person who at any time during 2016 was a director, officer or beneficial owner of more than 10% of common stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” during 2016. This determination is based solely upon Alleghany’s review of Forms 3, 4 and 5, and written representations that no Form 5 was required, which such persons submitted to Alleghany during or with respect to 2016. John L. Sennott, Jr. and Christopher K. Dalrymple each filed a Form 4 on January 17, 2017 reporting a transaction that occurred on January 19, 2016.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2016, relating to Alleghany’s equity compensation plans under which its equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	184,436	(2)	$310.02	(3)	479,339	(4)
Equity compensation plans not approved by security holders	—		—		—

Total	184,436		$310.02		479,339

(1)	These equity compensation plans consist of: (a) the 2005 Directors’ Plan; (b) the 2010 Directors’ Plan; (c) the 2015 Directors’ Plan; (d) the 2007 Long-Term Incentive Plan (the “2007 LTIP”); and (e) the 2012 LTIP. The 2005 Directors’ Plan expired on December 31, 2009 and the 2010 Directors’ Plan expired on April 23, 2015.

(2)	This amount includes: (a) 6,878 outstanding stock options issued to directors under the 2005 Directors’ Plan; (b) 10,560 outstanding stock options issued to directors under the 2010 Directors’ Plan; (c) 1,852 outstanding restricted stock units issued to directors under the 2005 Directors’ Plan; (d) 6,523 outstanding restricted stock units issued to directors under the 2010 Directors’ Plan; (e) 3,715 outstanding restricted stock units issued under the 2015 Directors’ Plan; (f) 139,036 outstanding performance shares awarded under the 2012 LTIP assuming payouts at maximum; (g) 12,263 outstanding restricted stock units issued under the 2012 LTIP; and (h) 3,609 outstanding restricted stock units awarded under the 2012 LTIP as a matching grant (the “Matching Grant Restricted Stock Units”). Restricted stock units granted to directors pursuant to the 2005 Directors’ Plan, the 2010 Directors’ Plan and the 2015 Directors’ Plan (the “Director Restricted Stock Units”) are paid out in common stock, with one share of common stock being paid for each Director Restricted Stock Unit. Matching Grant Restricted Stock Units are paid out in cash and/or common stock, at the discretion of the Compensation Committee, with one share of common stock or, if payment is made in cash, the market value of one share of common stock on the payment date, being paid for each Matching Grant Restricted Stock Unit. Performance shares outstanding under the 2007 LTIP and 2012 LTIP are paid, at the end of a four-year award period, in a maximum amount equal to one and one-half shares of common stock for each performance share, depending upon the level of performance achieved. Payments in respect of performance shares are made based upon the market value of common stock on the payment date. Recipients of performance shares are permitted to elect to receive payment for performance shares in cash and/or common stock, subject to certain limitations. Since there is no exercise price for restricted stock units or for performance shares, they are not taken into account in calculating the weighted-average exercise price in column (b).

(3)	The weighted-average exercise price is based upon the weighted-average exercise price of the outstanding director stock options issued under the 2005 Directors’ Plan and the 2010 Directors’ Plan.

(4)	This amount does not include: (a) 188,227 shares of common stock that remained available for issuance under the 2007 LTIP upon its expiration on April 27, 2012; (b) 27,485 shares of common stock that remained available for issuance under the 2005 Directors’ Plan upon its expiration on December 31, 2009; or (c) 30,444 shares of common stock that remained available for issuance under the 2010 Directors’ Plan upon its expiration on April 23, 2015, since no further awards of common stock may be made under such plans.

PROPOSAL 1. ELECTION OF DIRECTORS

Nominees for Election

Ian H. Chippendale, Weston M. Hicks and Jefferson W. Kirby have been nominated by the Board for election as directors at the 2017 Annual Meeting, each to serve for a term of three years, until the 2020 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Each of the nominees is a current member of the Board and was recommended to the Board for nomination by the Nominating and Governance Committee. Messrs. Chippendale, Hicks and Kirby were last elected by stockholders at the 2014 Annual Meeting of Stockholders held on April 25, 2014.

Information about Voting

Proxies received from Alleghany stockholders of record will be voted for the election of the three nominees named above as Alleghany directors unless such stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason, which is not anticipated, the shares represented by proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. A nominee for director shall be elected to the Board if such nominee receives the affirmative vote of a majority of the votes cast with respect to the election of such nominee. A majority of votes cast means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” the nominee’s election. Abstentions and broker non-votes (see page 11) do not count as votes cast “for” or “against” the nominee’s election, but will be counted as present at the meeting for quorum purposes.

Director Qualifications

The following information includes for each of the nominees named for election as director at the 2017 Annual Meeting, and each of the other directors of Alleghany:

•	age;

•	year first elected as a director of Alleghany;

•	principal occupation and/or other business experience for the past five years;

•	other public company directorships during the past five years; and

•	experience, qualifications, attributes and skills.

In addition to the information regarding the specific experience, qualifications, attributes and skills that led the Board to the conclusion that each of the nominees named for election as director should be elected as a director of Alleghany, Alleghany believes that each of the nominees, and each of the other directors of Alleghany, has a reputation for integrity, honesty and adherence to high ethical standards. Alleghany also believes that each of the nominees, and each of the other directors of Alleghany, has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to service to Alleghany and to the Board.

Nominees for Election

Ian H. Chippendale Age 68 Director since 2012 Member of the Compensation Committee Member of the Nominating and Governance Committee

Mr. Chippendale is the retired Chairman (from September 2003 to December 2006) of RBS Insurance Group, Ltd., an insurance company. In addition, Mr. Chippendale served as a director of HomeServe plc, an insurance company, from January 2007 through March 2015 and was a director of Transatlantic Holdings, Inc. prior to March 6, 2012.

Mr. Chippendale’s qualifications to serve on the Board also include his insurance industry knowledge and his international experience, including his service as the Chairman of RBS Insurance Group, Ltd.

Weston M. Hicks Age 60 Director since 2004

Mr. Hicks has been Alleghany’s President and chief executive officer since December 2004. In addition, Mr. Hicks is a director of AllianceBernstein Holding L.P., an investment management and research company.

Mr. Hicks’s qualifications to serve on the Board also include his years of experience as an executive in the insurance and financial services industry, particularly his experience as Alleghany’s President and chief executive officer during the past 12 years, and his experience as an analyst of property and casualty insurance companies.

Jefferson W. Kirby Age 55 Director since 2006

Mr. Kirby has been Chairman of the Board of Alleghany since July 2010. Mr. Kirby has been the Managing Member of Broadfield Capital Management, LLC, an investment advisory services company, since July 2003. Mr. Kirby was a director of Somerset Hills Bancorp, a bank holding company, from 2008 until May 2013.

Mr. Kirby’s qualifications to serve on the Board also include his over 25 years of experience in financial services and investment management, including his service as a Vice President of Alleghany from 1994 until June 2003 and as an investment manager.

Other Alleghany Directors

William K. Lavin Age 72 Director since 1992 Chairman of the Audit Committee Member of the Compensation Committee Term expires in 2018

Mr. Lavin has been a financial consultant since October 1994, and currently serves as a director of Artisanal Brands, Inc., a specialty foods company.

Mr. Lavin’s qualifications to serve on the Board also include his business experience as an executive with public and private companies, his extensive experience with public and financial accounting matters for such companies and his financial literacy.

Phillip M. Martineau Age 69 Director since 2009 Member of the Compensation Committee Member of the Nominating and Governance Committee Term expires in 2018

Mr. Martineau was Chairman, President and Chief Executive Officer of Pittsburgh Corning Corporation and Pittsburgh Corning Europe, building materials companies, from June 2005 until his retirement in May 2014. Prior to that, Mr. Martineau was Chief Executive Officer and a director of High Voltage Engineering Corporation, or “High Voltage,” a designer and manufacturer of power control systems, from December 2004 until February 2005. The Board of Directors of High Voltage hired Mr. Martineau as Chief Executive Officer to lead High Voltage through a restructuring under Chapter 11 of the U.S. Bankruptcy Code, which resulted in its sale to Siemens in February 2005.

Mr. Martineau’s qualifications to serve on the Board also include his years of executive operational experience with global companies in the materials and manufacturing sectors, particularly his experience as a Chief Executive Officer of such companies, as well as his experience serving on the boards of directors of other companies.

Raymond L.M. Wong Age 64 Director since 2006 Chairman of the Compensation Committee Member of the Audit Committee Term expires in 2018

Mr. Wong is currently a Managing Director of Spring Mountain Capital, LP, an investment management company which he joined in 2007. Prior to that, from 2002 until 2007, Mr. Wong was the Managing Member of DeFee Lee Pond Capital LLC, a financial advisory and private investment company. In addition, Mr. Wong is a director of American Power Group Corporation, an energy technology company, Oncoceutics Inc., a biopharmaceutical company, Hurel Corporation, a bioanalytic tools company, and Health Platforms, Inc., a healthcare technology company.

Mr. Wong’s qualifications to serve on the Board also include his business experience, particularly his 25 years as a managing director in the investment banking group of Merrill Lynch & Co., Inc., and his financial literacy.

Karen Brenner Age 61 Director since 2009 Chair of the Nominating and Governance Committee Member of the Audit Committee Term expires in 2019

Ms. Brenner has been an Executive Director of Law and Business Initiatives at New York University since 2012 and Clinical Professor of Business at the Leonard N. Stern School of Business at New York University since 2008. She teaches professional responsibility in law and business, corporate governance in law and business and corporate transformation and leadership. Ms. Brenner also has been a principal at Brenner & Company, a financial management and advisory firm she founded, since 1998.

Ms. Brenner’s qualifications to serve on the Board also include her years of business experience as Chairman/Chief Executive Officer and/or board member of public and private companies in a wide variety of industries, and as an advisor to private equity firms, venture capital companies, boards of directors and chief executive officers focusing on enhancing value of operating companies, and her experience in corporate governance and management issues.

John G. Foos Age 67 Director since 2012 Member of the Audit Committee Member of the Nominating and Governance Committee Term expires in 2019

Mr. Foos was Chief Financial Officer of Independence Blue Cross, a health insurance company, from 1989 until his retirement in November 2008. In addition, Mr. Foos currently serves as a director of Blue Cross Blue Shield of South Carolina, a South Carolina-owned and operated health insurance carrier, the HAI Group Companies, a provider of niche insurance programs and services for the public and affordable housing community, and Emerald Shelter Group, a not-for-profit that provides healthcare and affordable housing. Mr. Foos served as a director and Chairman of the Board of Directors of Plan Investment Fund during the past five years and was a director of Transatlantic Holdings, Inc. prior to March 6, 2012.

Mr. Foos’ qualifications to serve on the Board also include his extensive experience in and knowledge of accounting and finance, which includes service as the Chief Financial Officer of Independence Blue Cross, in addition to his prior experience as a Partner with KPMG LLP and his financial literacy.

Compensation of Directors

The information under this heading relates to the compensation during 2016 of those non-employee directors who served on the Board at any time during 2016. Employee directors are not separately compensated for their service on the Board.

2016 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Stephen P. Bradley(2)	$11,000	—	$11,000
Karen Brenner	112,000	139,777	251,777
Ian H. Chippendale	101,000	139,777	240,777
John G. Foos	107,000	139,777	246,777
Thomas S. Johnson(2)	8,500	—	8,500
Jefferson W. Kirby	150,000	139,777	289,777
William K. Lavin	125,000	139,777	264,777
Phillip M. Martineau	102,000	139,777	241,777
Raymond L.M. Wong	112,500	139,777	252,277

(1)	Represents the grant date fair value of the award of 282 shares of restricted common stock or 282 restricted stock units (each equivalent to one share of common stock) made to each non-employee director under the 2015 Directors’ Plan on April 25, 2016, and computed in accordance with the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification Topic 718 (“ASC 718”). Pursuant to the 2015 Directors’ Plan, the number of shares or restricted stock units are calculated by dividing the number of shares or restricted stock units equal to $140,000 (as determined by the Board in accordance with the 2015 Directors’ Plan) by the average of the closing sales prices of the common stock on the 30 consecutive trading days preceding the grant date as reported by the NYSE. As of December 31, 2016, each director held either 282 shares of unvested restricted common stock or 282 unvested restricted stock units.

(2)	Mr. Bradley and Mr. Johnson each retired as a director in April 2016 and did not receive any awards of restricted stock or restricted stock units during 2016.

Fees Earned or Paid in Cash

Following is information regarding fees earned and paid in cash to directors for service on the Board and its Committees:

Board	• Each independent director other than the Chair receives an annual retainer of $85,000. • The Chair receives an annual retainer of $150,000.
Audit Committee	• The Chair receives an annual fee of $30,000. • Each other member receives an annual fee of $15,000.
Compensation Committee	• The Chair receives an annual fee of $15,000. • Each other member receives an annual fee of $10,000.
Nominating and Governance Committee	• The Chair receives an annual fee of $12,000. • Each other member receives an annual fee of $7,000.

Stock Awards

Pursuant to the 2015 Directors’ Plan, each year as of the first business day following an annual meeting of stockholders, each individual who was elected, re-elected or continues to serve as a member of the Board and who is not an employee of Alleghany or any of its subsidiaries receives, at the individual director’s election, either a number of shares of restricted common stock or restricted stock units (each equivalent to one share of common stock) equal to $140,000 (as determined by the Board in accordance with the 2015 Directors’ Plan) divided by the average of the closing sales prices of the common stock on the 30 consecutive trading days preceding the grant date as reported by the NYSE. Such shares of restricted common stock or restricted stock units, as the case may be, are subject to potential forfeiture until the first annual meeting of stockholders following the date of grant and are subject to restrictions upon transfer until the third anniversary of the date of grant.

On April 25, 2016, each eligible director received either 282 shares of restricted common stock or 282 restricted stock units, reflecting such number of shares or restricted stock units equal to $140,000 (as determined by the Board in accordance with the 2015 Directors’ Plan) divided by the average of the closing sales prices of the common stock on the 30 consecutive trading days preceding the grant date as reported by the NYSE. Each director is permitted to defer payment of the restricted stock units, and all whole restricted stock units will be paid in the form of whole shares of common stock.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD SET FORTH IN THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. EACH NOMINEE SHALL BE ELECTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH RESPECT TO THE ELECTION OF SUCH NOMINEE. A MAJORITY OF VOTES CAST MEANS THE NUMBER OF VOTES CAST “FOR” A NOMINEE’S ELECTION MUST EXCEED THE NUMBER OF VOTES CAST “AGAINST” THE NOMINEE’S ELECTION. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE RESULTS OF THIS VOTE.

PROPOSAL 2. APPROVAL OF 2017 LONG-TERM INCENTIVE PLAN

Overview. Currently, the 2012 LTIP is the only equity compensation plan under which equity-based incentive compensation may be awarded to Alleghany’s key employees. The 2012 LTIP will terminate on the date of the 2017 Annual Meeting. The Board believes it to be in the best interests of Alleghany and its stockholders to adopt a new equity compensation plan at this time in order for Alleghany to be able to continue to provide long-term incentives to employees who are responsible for its continued success and growth. Adoption of a new plan at the 2017 Annual Meeting will also assure that there will be an adequate supply of shares to provide appropriate incentives for any new senior level executives.

To provide a continuation of appropriate incentives and to assist Alleghany in attracting and retaining executives of experience and ability on a basis competitive with industry practices, the Board has adopted the 2017 Long-Term Incentive Plan, or the “2017 LTIP,” effective upon stockholder approval. The 2017 LTIP permits Alleghany to provide equity-based incentive compensation, payable in stock or cash, of the types commonly known as restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, phantom stock and stock options, as well as other types of equity-based incentive compensation.

Alleghany recognizes the dilutive impact of its equity plans on Alleghany stockholders and continuously strives to balance this concern with its need to provide competitive compensation packages to attract, retain, and incentivize key employees. The Board took into consideration the Compensation Committee’s recommendations, Alleghany’s “burn rate” and its “overhang” percentage in evaluating the impact of the 2017 LTIP on Alleghany’s stockholders. If Alleghany is unable to continue to make competitive equity awards to its employees, Alleghany would likely be compelled to alter its compensation program to increase the cash-based component, which does not provide the same benefits as equity, such as retention and alignment with stockholder interests and alignment with Alleghany’s corporate financial objective of long-term growth in book value. The number of shares requested under the 2017 LTIP included consideration of historical grant practices, anticipated share needs, and desire to have sufficient shares to make grants to current and prospective employees for the next five years.

Overhang. Overhang is equal to (i) the sum of (a) the total number of shares subject to equity awards outstanding and (b) the total number of shares available for grant under all of Alleghany’s equity plans divided by (ii) fully diluted common shares outstanding (representing the sum of the total shares of common stock outstanding, the total number of shares subject to equity awards outstanding and the total number of shares available for grant under Alleghany’s existing equity compensation plans). The following table sets forth information regarding the calculation of Alleghany’s overhang as of December 31, 2016:

Plan	Options Outstanding(1)(2)	Restricted Stock/RSUs Outstanding	Performance Shares Outstanding(3)	Shares Available for Future Grant		Fully Diluted Common Shares Outstanding	Overhang
2005 Directors’ Plan	6,878	1,852	—	—		—	0.05%
2010 Directors’ Plan	10,560	6,523	—	—		—	0.11%
2015 Directors’ Plan	—	3,715	—	55,425		16,076,181	0.37%
2007 LTIP	—	3,609	—	—		—	0.02%
2012 LTIP	—	12,263	139,036	423,917	(4)	16,076,181	3.58%

Total	17,438	27,962	139,036	479,342		16,076,181	4.13%

(1)	Weighted average exercise price of outstanding stock options is $310.02.

(2)	Weighted average remaining term of outstanding stock options is 3.37 years.

(3)	Assuming payouts at maximum.

(4)	Will not be available for future grant upon the date of the 2017 Annual Meeting.

If Alleghany stockholders approve the 2017 LTIP, the 400,000 additional shares proposed to be reserved for issuance under the 2017 LTIP would decrease Alleghany’s overhang percentage by 0.15% to approximately 3.98%, as shares issuable under the 2012 LTIP but not reserved for outstanding awards will be reduced to zero.

Share Usage; Burn Rate. The following table provides data on Alleghany’s annual share usage under existing equity compensation plans for the last three fiscal years:

Fiscal Year	Total Shares Subject to Options	Total Shares Subject to Full Value Awards	Total Shares (Options plus Full Value Awards)(1)	Weighted Average Common Shares Outstanding	Annual Burn Rate(2)
2016	0	27,387	95,855	15,436,286	0.62%
2015	0	27,188	95,158	15,871,055	0.60%
2014	0	30,811	107,839	16,405,000	0.66%
Average Three-Year Burn Rate					0.63%

(1)	For purposes of this column, each share subject to a full value award was counted as 3.5 shares for each share actually issued. The number of shares actually issued pursuant to full value awards is shown in the column entitled “Total Shares Subject to Full Value Awards.”

(2)	Burn Rate is the annual number of all option equivalents (options and converted full value awards) divided by the weighted average of common shares outstanding. Option equivalents are calculated by converting all full value awards to options by multiplying the full value awards by a multiple based on a company’s three-year daily stock volatility. Alleghany’s multiplier is 3.5.

As shown in the table above, Alleghany’s average three-year burn rate is under the 3.12% benchmark established by Institutional Shareholder Services for Alleghany’s industry.

The following is a summary of the material provisions of the 2017 LTIP and it is qualified in its entirety by reference to the plan, a copy of which is attached as Exhibit A.

Description of the 2017 LTIP

General. The Compensation Committee administers the 2017 LTIP. Each member of the Compensation Committee shall be both an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code,” and a “non-employee director” within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended, or successor rule or regulation (the “Exchange Act”). The Compensation Committee has the authority to determine, within the limits of the 2017 LTIP, the individuals to whom awards will be granted, and the type and size of such awards, including any objectives or conditions for earning payment pursuant to such awards.

Participation. The Compensation Committee may select participants in the 2017 LTIP from among employees of Alleghany and its subsidiaries. The term “employee,” as used in the 2017 LTIP, means any person, including any officer, employed by Alleghany or a subsidiary on a salaried basis. The term “subsidiary,” as used in the 2017 LTIP, means any corporation, partnership or limited liability company, a majority of the total combined voting power of whose stock or other equity interest is beneficially owned, directly or indirectly, by Alleghany. Alleghany and its subsidiaries currently have approximately 3,420 employees.

Awards. Awards available under the 2017 LTIP may be paid in cash and/or shares of Alleghany common stock, and include, but need not be limited to, grants of:

•	restricted stock;

•	restricted stock units;

•	stock appreciation rights;

•	performance shares;

•	performance units;

•	phantom stock; and

•

stock options to purchase shares of Alleghany common stock, including both stock options intended to qualify as incentive stock options under Section 422A of the Code and stock options not intended so to qualify.

The Compensation Committee also may make awards in any other form deemed by it to be consistent with the purposes of the 2017 LTIP.

Performance-Based Compensation/Performance Goals. The Compensation Committee may, but is not required to, grant an award to any participant may become a “Covered Employee” within the meaning of Section 162(m) of the Code that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code (a “Qualifying Award”). Covered Employees include primarily those officers of the companies who qualify as Named Executive Officers for purposes of the Company’s proxy disclosure and reporting. Compensation in excess of $1 million to a Covered Employee may not be deductible by the Company if such compensation is not “performance based compensation.” In order for the value of awards other than certain stock options and stock appreciation rights under the 2017 LTIP to be performance based compensation, such awards must be conditional upon the achievement of performance goals established by the Compensation Committee in writing not later than the time period required by Section 162(m) of the Code. Such performance goals, which may vary from participant to participant and award to award, may be expressed in terms of any, but not limited to, the following business criteria: the attainment of specific amounts of, or increases in, one or more of the following:

•	revenues;

•	operating income;

•	cash flow;

•	management of expenses;

•	loss reserves and loss adjustment expense reserves;

•	underwriting expenses;

•	underwriting profits;

•	income before income taxes;

•	net income;

•	earnings per share;

•	net worth;

•	stockholders’ equity;

•	investment performance;

•	return on equity or assets; or

•	total return to stockholders;

in each case, whether applicable to Alleghany or any relevant subsidiary or business unit or entity in which Alleghany has a significant investment, or any combination thereof as the Compensation Committee may deem appropriate. Prior to the payment of any Qualifying Award (other than stock options or stock appreciation rights granted at Fair Market Value, as defined below), the Compensation Committee must certify in writing that the performance goals were satisfied.

Minimum Vesting Period. Subject to adjustments in certain events specified in the 2017 LTIP, awards under the 2017 LTIP have a minimum vesting period of one year from the date of grant, except that awards involving an aggregate number of shares of common stock not in excess of 5% of the aggregate number of shares of common stock that may be paid to participants under the 2017 LTIP and/or purchased pursuant to stock options granted under the 2017 LTIP are not subject to such minimum vesting period.

Shares of Stock Subject to the Plan. The 2017 LTIP provides for a maximum of 400,000 shares of common stock to be paid to participants under the 2017 LTIP and/or purchased pursuant to stock options granted under the 2017 LTIP, subject to anti-dilution and other adjustments in certain events specified in the 2017 LTIP. In this regard, awards based upon, or measured by, the value or changes in the value of shares of common stock (whether paid in cash or shares of common stock), any shares of common stock retained by Alleghany in satisfaction of a participant’s obligation for withholding taxes, and shares of common stock not issued as a result of a net exercise of a stock option will be treated as shares of common stock paid to participants. If any award is forfeited or otherwise terminates, in whole or part, or if a stock option or stock appreciation right expires or terminates without being exercised, the shares of common stock with respect to such awards or stock options will remain available under the 2017 LTIP. Shares of common stock that Alleghany issues through the assumption or substitution of outstanding grants in connection with the acquisition of another entity will not reduce the maximum number of shares available under the 2017 LTIP. The shares of common stock available under the 2017 LTIP may be either authorized but unissued shares or shares held by Alleghany as treasury shares, The Compensation Committee may grant a maximum of 50,000 shares of common stock as Qualifying Awards to any participant in any calendar year, subject to anti-dilution and other adjustments in certain events specified in the 2017 LTIP. The maximum number of shares of common stock available for issuance under the 2017 LTIP in respect of awards granted as incentive stock options is 100,000, and the maximum number of shares with respect to which Qualifying Awards may be granted to any participant in any calendar year in the form of stock options

(all of which may be granted in the form of incentive stock options) or stock appreciation rights is 10,000, subject, in each case, to anti-dilution and other adjustments in certain events specified in the 2017 LTIP. There is no limit specified in the 2017 LTIP on the amount of cash which may be paid pursuant to awards granted under the 2017 LTIP.

Stock Options. The 2017 LTIP provides that no stock option granted under the 2017 LTIP shall be exercisable more than ten years after its grant and the price at which shares of common stock may be purchased under any such stock option shall not be less than 100 percent of its Fair Market Value on the date of grant. Upon exercise of a stock option, the option price is required to be paid in cash, or, at the discretion of the Compensation Committee, in shares of common stock valued at the Fair Market Value thereof on the date of payment, or in a combination of cash and shares of common stock.

Stock Appreciation Rights. The 2017 LTIP provides that no stock appreciation rights granted under the 2017 LTIP shall be exercisable more than ten years after its grant and the base price for each stock appreciation right shall not be less than 100 percent of the Fair Market Value of shares of common stock on the date of grant. Upon exercise of a stock appreciation right, payment may be made in cash, shares of common stock, or other property as specified in the applicable award agreement or otherwise determined by the Compensation Committee, in each case having a value in respect of each share of common stock underlying the portion of the stock appreciation right so exercised equal to the difference between the per-share base price of such stock appreciation right and the Fair Market Value of one share of common stock on the exercise date.

Certain Adjustments. The 2017 LTIP authorizes the Compensation Committee, in the event of the consummation of any tender offer or exchange offer, other than by Alleghany, for shares of Alleghany common stock that constitutes a Change in Control, to take such action as it may deem appropriate to enable recipients of outstanding awards to avail themselves of the benefits of such offer, including acceleration of payment or exercise dates and purchase of outstanding stock options. For purposes of the 2017 LTIP, a “Change in Control” of Alleghany shall occur upon any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then-outstanding shares of common stock or (ii) the combined voting power of the then-outstanding voting securities of Alleghany entitled to vote generally in the election of directors; provided, however, that, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from Alleghany; (B) any acquisition by Alleghany; or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Alleghany or any of its affiliates or subsidiaries.

Fair Market Value. “Fair Market Value” is defined in the 2017 LTIP generally as (i) the closing sales price of the common stock on the relevant date as reported on the stock exchange or market on which the common stock is primarily traded, or (ii) if no sale is made on such date, the weighted average of the closing sales prices of the common stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the common stock is primarily traded. The per share Fair Market Value of Alleghany’s common stock on March 10, 2017 was $642.47 and the aggregate market value on such date of the 400,000 shares of common stock subject to the 2017 LTIP was $256,988,000.

Transferability. Awards under the 2017 LTIP generally may not be transferred to any party other than Alleghany or a subsidiary. However, the Compensation Committee may provide that awards granted pursuant to the 2017 LTIP, other than an option granted as an incentive stock option, be transferable without consideration to a participant’s immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members, and to partnerships in which such family members are the only partners. Unless otherwise authorized by the Compensation Committee, any cash payment on account of awards under the 2017 LTIP to a deceased participant shall be paid to such beneficiary as has been designated by the participant in writing to the Secretary of Alleghany, or in the absence of such designation and in the case of awards payable in shares of common stock, according to the Participant’s will or the laws of descent and distribution.

Time and Deferral of Payments. At the time the Compensation Committee grants each award under the 2017 LTIP, the Compensation Committee will specify in writing the time of the payment of the award. In making any such award, the Compensation Committee may permit the participant to elect to receive all or a portion of an award at a later date. Any such deferrals shall be for such periods and upon such other terms as the Compensation Committee may determine to be appropriate and shall be reflected in a written agreement in compliance with the requirements of Section 409A of the Code.

Amendment or Termination of the Plan. The Board, without the consent of any participant, may amend or terminate the 2017 LTIP at any time, provided, however, that no such action shall adversely affect any rights or obligations with respect to any awards previously made under the 2017 LTIP, and provided further, that no such amendment, without approval of the holders of a majority of the shares of common stock voted thereon in person or by proxy, shall:

•	increase the number of shares of common stock subject to the 2017 LTIP (except pursuant to anti-dilution and other adjustments in certain events specified in the 2017 LTIP);

•	extend the period during which awards may be granted;

•	increase the maximum term for which stock options or stock appreciation rights may be issued under the 2017 LTIP;

•	decrease the minimum price at which (a) stock options or stock appreciation rights may be issued under the 2017 LTIP or (b) outstanding stock options or stock appreciation rights may be exercised;

•	permit the surrender of any outstanding option or stock appreciation right as consideration for the grant of a new option or stock appreciation right with a lower exercise price or base price;

•

repurchase for cash or cancel an award in exchange for another award at a time when its exercise price or base price is greater than the Fair Market Value of the underlying shares of common stock, unless it occurs in connection with a tender or exchange offer that occurs in connection with a Change in Control; or

•	materially modify the requirements for eligibility to participate in the 2017 LTIP or otherwise materially modify any provision of the 2017 LTIP.

Federal Income Tax Consequences

The grant and payment of awards under the 2017 LTIP may have varying tax consequences to Alleghany and each participant, depending upon the nature of the award and certain other considerations. The following description is a summary of the U.S. federal income tax treatment of awards under the 2017 LTIP payable in shares of common stock; because the applicable rules are quite technical, the description is general in nature and does not purport to be complete. This discussion is based on current laws in effect on the date hereof, which are subject to change (possibly retroactively). No attempt has been made to discuss any potential foreign, state or local tax consequences. Participants are advised by Alleghany to consult with a tax advisor concerning the specific tax consequences of participating in the 2017 LTIP.

Non-Qualified Stock Options. A participant who is granted a non-qualified stock option under the 2017 LTIP will not recognize any taxable income at the time the option is granted. Upon exercise of the non-qualified option, the participant will recognize ordinary income, and Alleghany will be entitled to a deduction, in an amount equal to the excess of the Fair Market Value on the date of exercise of the shares of common stock acquired upon exercise of the option over the exercise price paid. The participant’s basis for purposes of determining gain or loss on a subsequent disposition of the shares of common stock acquired upon exercise of the option will be the Fair Market Value of those shares on the date the participant exercised the option, and any such subsequent gain or loss will be taxable as a capital gain or loss, short-term or long-term depending upon the participant’s holding period for the shares of common stock. A participant is permitted to pay the exercise price with existing shares. The existing shares will be treated as if exchanged for new shares in the same number in a non-taxable transaction and balance of the shares will be subject to the tax rule outlined above.

Incentive Stock Options. If a participant is granted an option under the 2017 LTIP that constitutes an incentive stock option under Section 422 of the Code, the participant will not recognize any taxable income either at the time the option is granted or upon exercise of the option, provided the participant was an employee of Alleghany or a subsidiary of Alleghany from the date the option was granted until the date of exercise (or exercises the option within three months following a termination of his or her employment). Alleghany will not be entitled to any deduction. However, the excess of the Fair Market Value of the shares of common stock acquired upon exercise of the incentive stock option on the date of exercise over the exercise price paid will be an “item of tax preference” that may subject the participant to alternative minimum tax liability. If the participant does not dispose of the shares of common stock acquired upon exercise of the incentive stock option for at least two years after the incentive stock option was granted and at least one year after the shares were acquired, all gain realized upon the disposition of the shares will be treated as long-term capital gain, and any loss will be treated as long-term capital loss. If these holding periods are met, Alleghany will not be allowed any deduction with respect to the value of the incentive stock option. If the participant disposes of the shares of common stock acquired upon exercise of the incentive stock option within the one-year and two-year periods specified above, the participant will recognize ordinary income, and Alleghany will be entitled to a deduction, in an amount equal to the lesser of (i) the excess of the Fair Market Value on the date of exercise of the shares of common stock acquired over the exercise price paid, or (ii) the gain recognized, provided the shares of common stock were disposed of by sale or exchange. Any amount recognized in excess of the Fair Market Value (on the date of exercise) of the shares of common stock will also be taxable as long-term or short-term capital gain, depending upon the participant’s holding period for the shares of common stock.

Other Awards of Common Stock. A participant who is granted any other award entitling the participant to receive shares of common stock will generally not recognize any income upon the grant of the award. However, upon the delivery of any shares of common stock, the participant generally will recognize ordinary income in an amount equal to the Fair Market Value of any common stock received, and Alleghany will be entitled to a deduction equal to the amount recognized by the participant as ordinary income.

If the shares of common stock received by a participant are subject to a substantial risk of forfeiture, then, unless the participant makes the election described below, the participant will not recognize any income on the date that the shares of common stock were received. Instead, the participant will recognize ordinary income in an amount equal to the Fair Market Value of the common stock on the date that the restrictions constituting a substantial risk of forfeiture with respect to such shares lapse (or are deemed to lapse), and Alleghany will be entitled to a deduction equal to the amount recognized by the participant as ordinary income. The participant’s basis for purposes of determining gain or loss on a subsequent disposition of the shares of common stock will be the Fair Market Value of the common stock on the date that the restrictions constituting a substantial risk of forfeiture with respect to such shares lapsed (or were deemed to lapse), and any subsequent gain or loss will be taxable as a capital gain or loss, short-term or long-term depending upon the participant’s holding period for the shares of common stock.

Section 83(b) of the Code allows a participant receiving shares subject to a substantial risk of forfeiture to elect, within thirty days after receipt of the shares, to recognize ordinary income in an amount equal to the Fair Market Value of such shares (less the amount, if any, paid therefor) as of the date of receipt. In that case, the participant’s basis in the shares of common stock will be the Fair Market Value of the shares on the date that the shares were received, and any subsequent gain or loss will be taxable as a capital gain or loss, short-term or long-term depending upon the participant’s holding period for the shares. However, if the restricted shares of common stock are subsequently forfeited, the participant will not be entitled to any tax deduction. Under the federal income tax laws, shares that are subject to restrictions on resale under Section 16(b) of the Exchange Act are deemed subject to a substantial risk of forfeiture for a prescribed period, notwithstanding any longer period during which resale of such shares may actually be restricted.

Section 162(m) of the Code disallows a deduction to Alleghany for compensation paid to Alleghany’s Covered Employees in excess of $1 million for any taxable year of Alleghany, subject to certain exceptions.

Among other exceptions, the deduction limit does not apply to compensation that meets the requirements for “performance-based compensation” and in respect of certain stock options and stock appreciation rights awards granted that constitute Qualifying Awards under the 2017 LTIP are intended to qualify as “performance-based compensation.” To allow awards to qualify as “performance-based compensation,” Alleghany is seeking stockholder approval of the 2017 LTIP.

Tax Withholding. Income tax withholding requirements generally apply to amounts that are recognized as ordinary income and Alleghany generally will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of any shares that are delivered to the participant pursuant to an award, the participant will realize either long-term or short-term capital gain (or loss), depending on how long the shares were held, equal to the difference between the amount realized and the fair market value of the shares on the date the shares were vested or delivered to the participant pursuant to the award.

Impact of Section 409A of the Code. Stock options, restricted stock awards, restricted stock unit awards, performance share awards, and other stock-based awards available under the 2017 LTIP are designed either to be exempt from the requirements of Section 409A of the Code or to satisfy its requirements. Awards that are subject to Section 409A of the Code and fail to satisfy its requirements will subject the award holder to immediate taxation, an interest penalty, and an additional 20% tax on the amount underlying the award.

New Plan Benefits

As of the date hereof, no benefits or amounts have been granted, awarded or received under the 2017 LTIP. Any future awards under the 2017 LTIP will be made in the discretion of the Compensation Committee. Thus, it is not possible to determine the benefits that will be received by eligible participants if the 2017 LTIP is approved by our stockholders. Information concerning awards granted during the last fiscal year under the 2012 LTIP is set forth in the table captioned “Grants of Plan-Based Awards in 2016” on page 68, and information regarding outstanding restricted stock and performance shares granted under the 2012 LTIP is set forth in the table captioned “Outstanding Equity Awards at 2016 Fiscal Year-End” on pages 72 and 73.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2017 LTIP. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THIS PROPOSAL SHALL BE ADOPTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST ON THIS PROPOSAL. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE RESULTS OF THIS VOTE.

PROPOSAL 3. RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017

The Audit Committee has selected Ernst & Young LLP, or “E&Y,” as Alleghany’s independent registered public accounting firm for fiscal 2017. Although ratification by stockholders is not a prerequisite to the ability of the Audit Committee to select E&Y as Alleghany’s independent registered public accounting firm, the Audit Committee and the Board believe that such ratification is desirable. If stockholders do not ratify the selection of E&Y, the Audit Committee will reconsider its selection of E&Y. The Audit Committee may, however, select E&Y notwithstanding the failure of stockholders to ratify its selection. Alleghany expects that representatives of E&Y will be present at the 2017 Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

2016 and 2015 Fees

The following table summarizes the fees billed for professional audit services rendered by E&Y for the audit of Alleghany’s annual consolidated financial statements for 2016 and 2015 and fees for other services rendered by E&Y for 2016 and 2015.

	2016	2015
Audit Fees	$5,121,500	$4,410,000
Audit-Related Fees	70,000	49,000
Tax Fees	110,000	—
All Other Fees	—	—

Total	$5,301,500	$4,459,000

The amounts shown for “Audit Fees” represent the aggregate fees for professional services E&Y rendered for the audit of Alleghany’s annual consolidated financial statements for each of the last two fiscal years, the reviews of Alleghany’s financial statements included in its Quarterly Reports on Form 10-Q and the services provided in connection with statutory and regulatory filings during each of the last two fiscal years. “Audit Fees” also include fees for professional services E&Y rendered for the audit of the effectiveness of internal control over financial reporting. The amounts shown for “Audit-Related Fees” represent the fees billed in each of the last two fiscal years for assurance and related services, including regulatory exams, that are reasonably related to the performance of the audit or review of Alleghany’s financial statements and that are not reported under “Audit Fees.” These services include consents and procedures for registration statements and responses to regulatory requests. The amounts for “Tax Fees” represent fees E&Y incurred with respect to tax compliance work related to its review of Alleghany’s federal income tax return.

Pre-Approval Policies and Procedures

Audit and permissible non-audit services that Alleghany’s independent registered public accounting firm may provide to Alleghany must be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated to him by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent registered public accounting firm in excess of $100,000. When considering the independence of the independent registered public accounting firm, the Audit Committee considers, among other matters, whether the provision of non-audit services by the independent registered public accounting firm to Alleghany is compatible with maintaining the independence of the independent registered public accounting firm. All audit and permissible non-audit services rendered in 2016 and 2015 were pre-approved pursuant to these procedures.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THIS PROPOSAL SHALL BE APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST ON THIS PROPOSAL. ABSTENTIONS WILL HAVE NO EFFECT ON THE RESULTS OF THIS VOTE. THE APPROVAL OF THIS PROPOSAL IS A ROUTINE PROPOSAL ON WHICH A BROKER OR OTHER NOMINEE IS GENERALLY EMPOWERED TO VOTE IN THE ABSENCE OF VOTING INSTRUCTIONS FROM THE BENEFICIAL OWNER, SO BROKER NON-VOTES ARE UNLIKELY TO RESULT FROM THIS PROPOSAL.

Audit Committee Report

The Audit Committee is currently composed of the four independent directors whose names appear at the end of this report. Management is responsible for Alleghany’s internal controls and the financial reporting process. Alleghany’s independent registered public accounting firm is responsible for performing an independent audit of Alleghany’s annual consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and review these processes and the activities of Alleghany’s independent registered public accounting firm. The Audit Committee members are not acting as professional accountants or auditors, and their responsibilities are not intended to duplicate or certify the activities of management and the independent registered public accounting firm or to certify the independence of the independent registered public accounting firm under applicable rules.

For fiscal 2016, Ernst & Young LLP acted as Alleghany’s independent registered public accounting firm. In this context, the Audit Committee has met to review and discuss Alleghany’s audited consolidated financial statements as of December 31, 2016 and for the fiscal year then ended, including Alleghany’s specific disclosure under management’s discussion and analysis of financial condition and results of operations and critical accounting estimates, with management and Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board, or the “PCAOB.” Ernst & Young LLP reported to the Audit Committee regarding the critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of the audited consolidated financial statements as of December 31, 2016 and for the fiscal year then ended, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative treatments and the treatment preferred by Ernst & Young LLP.

Ernst & Young LLP provided a report to the Audit Committee describing Ernst & Young LLP’s internal quality-control procedures and related matters. Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Ernst & Young LLP its independence. When considering Ernst Young LLP’s independence, the Audit Committee considered, among other matters, whether Ernst & Young LLP’s provision of non-audit services to Alleghany is compatible with maintaining the independence of Ernst & Young LLP. All audit and permissible non-audit services in 2016 and 2015 were pre-approved pursuant to these procedures.

Based on the reviews and discussions with management and Ernst & Young LLP referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements as of December 31, 2016 and for the fiscal year then ended be included in Alleghany’s Annual Report on Form 10-K for such fiscal year.

William K. Lavin

Karen Brenner

John G. Foos

Raymond L.M. Wong

Audit Committee of the Board of Directors

PROPOSAL 4. ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing stockholders with the opportunity to cast an advisory vote on the 2016 compensation we paid to the executive officers who are named in the Summary Compensation Table on page 66, also referred to as our “Named Executive Officers.” For 2016, Weston M. Hicks, Joseph P. Brandon, Christopher K. Dalrymple, Roger B. Gorham and John L. Sennott, Jr. were our Named Executive Officers.

Please read the Compensation Discussion and Analysis beginning on page 48 of this Proxy Statement as well as the Summary Compensation Table and other related compensation tables, notes and narrative appearing on pages 66 through 79 of this Proxy Statement, which provide detailed information on the compensation of our Named Executive Officers for 2016.

For a discussion of the results of past advisory votes on the compensation of our Named Executive Officers and the Compensation Committee’s response to such results, see “Compensation Discussion and Analysis — Compensation Committee Process — Advisory Vote on Executive Compensation” on pages 55 and 56.

The Compensation Committee and the Board believe that Alleghany’s 2016 executive compensation program was designed appropriately and ensured that management’s interests were aligned with the interests of Alleghany stockholders. Accordingly, we are asking our stockholders to vote in favor of the following advisory resolution at the 2017 Annual Meeting:

RESOLVED, that the stockholders of Alleghany Corporation (“Alleghany”) approve, on an advisory basis, the compensation of Alleghany’s named executive officers as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes and narrative set forth in the proxy statement for Alleghany’s 2017 Annual Meeting of Stockholders.

Although this advisory vote, commonly referred to as “say-on-pay,” is not binding on Alleghany, the Compensation Committee or the Board, the Board and the Compensation Committee will review and consider the voting results when making future decisions about our executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THIS PROPOSAL SHALL BE APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST ON THIS PROPOSAL. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE RESULTS OF THIS VOTE.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has met to review and discuss with Alleghany’s management the specific disclosure contained under the heading “Compensation Discussion and Analysis” beginning on page 48. Based on its review and discussions with management regarding such disclosure, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Alleghany’s Annual Report on Form 10-K for the year ended December 31, 2016.

Raymond L.M. Wong

Ian H. Chippendale

William K. Lavin

Phillip M. Martineau

Compensation Committee of the Board of Directors

EXECUTIVE COMPENSATION — TABLE OF CONTENTS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our financial objective in the current economic environment is to grow our common stockholders’ equity per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks. Through our executive compensation program, we intend to provide compensation to our Named Executive Officers that is aligned with our corporate financial objective. Our compensation program is meant to provide reasonable amounts of compensation, weighted towards long-term incentive awards primarily based on performance that are capped with a reasonable upside to discourage imprudent risk taking or misaligned incentives.

For 2016, this compensation philosophy was evidenced by the following compensation highlights:

•   CEO total direct compensation (salary, annual cash incentive and long-term equity based awards) was approximately $7.5 million, representing approximately 1.2% of 2016 pre-tax earnings and approximately 0.1% of 2016 revenues, and total direct compensation for our Named Executive Officers as a group was approximately $18.1 million, representing approximately 2.8% of 2016 pre-tax earnings and approximately 0.3% of 2016 revenues.

•

87% of Mr. Hicks’s 2016 total direct compensation was linked to performance, while performance-linked compensation for our other Named Executive Officers averaged 79% of total direct compensation in 2016.

•	Mr. Hicks’s 2016 total direct compensation increased by 11% from 2015 total direct compensation, due to a higher annual incentive payout for 2016.

•

Annual incentive plan awards included a financial objective but also discretion given the nature of Alleghany’s business and long-term approach, with the discretionary aspect being restricted by the fact that payouts for 2016 were limited to the lesser of (i) approximately $5.8 million (representing the maximum potential payout for our Named Executive Officers as a group) or (ii) 3% of 2015 annual adjusted pre-tax earnings.

•

Long-term performance share awards were subject to goals believed to be challenging to meet in today’s low interest rate and volatile market environment and that are aligned with our corporate financial objective of long-term growth in book value, with no payout being made if threshold performance is not achieved, and with our CEO’s long-term incentives based 100% on performance.

Finally, we believe the following practices further align our compensation program with our stockholders’ interests:

What We Do

Our Incentive Awards are “Capped”

•   Individual awards under our short- and long-term incentive plans are “capped” at 150% of target and performance goals are set at levels that are meant to be realistic yet still require effort to eliminate the potential for unintended windfalls and to avoid encouraging the use of excessive financial leverage or taking of imprudent risks.

What We Do

Robust Stock Ownership Guidelines

•   We require our officers to own a substantial amount of our common stock, including five times base salary for Mr. Hicks, to ensure that they maintain a significant stake in our long-term success. In addition, our Named Executive Officers have significant exposure to Alleghany through unvested performance shares and, for some of our Named Executive Officers, shares of restricted stock and restricted stock units, the value of which is tied to the market price of our common stock.

We Can “Claw Back” Compensation	• We have in place a compensation clawback policy applicable to our Named Executive Officers to further discourage imprudent risk taking.

We Limit Perquisites to Insignificant Amounts

•   Our general practice is to not provide perquisites or other personal benefits to our Named Executive Officers. In 2016, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.

Independent Compensation Consultant	• The Compensation Committee retains an independent compensation consulting firm which provides no other services to Alleghany.
What We Don’t Do

No Stock Options	• We do not grant stock options.

No Accelerated Vesting of Performance Shares upon Termination or a Change-in-Control

•   Performance share and restricted stock awards under long-term incentive plans do not provide for accelerated vesting in the event of a termination of employment by Alleghany, other than on a pro-rated basis for performance shares based on Alleghany performance through date of termination in the event of a termination without cause.

•   Awards under our short- and long-term incentive plans do not provide for accelerated vesting upon a change-in-control.

No Hedging or Pledging of Stock	• We have in place a policy applicable to our Named Executive Officers that prohibits them from hedging or pledging Alleghany securities they hold.

2016 Compensation Program Summary

2016 total direct compensation (salary, annual incentive and long-term equity based awards) for our Named Executive Officers are summarized below.

Annual Compensation Component	Key Features/Purpose	Amounts Involved
Salary

Provides a fixed amount of cash compensation.

The Compensation Committee generally makes salary adjustments annually, based on salaries for the prior year, general inflation, individual performance and internal comparability considerations.

Annual Cash Incentives

Provides a pay-for-performance component for achievement of shorter-term objectives, with individual awards “capped” at approximately 150% of target.

The Compensation Committee determines individual results for participants and payouts based on overall financial and operational performance of management.

Long-Term Equity-Based Incentives

Performance Shares: Provides pay-for-performance component focused on achievement of longer-term financial objective of increasing book value per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks. Individual performance share awards are “capped” at 150% of target.

Awards made in January 2016 pay out to participants based on the average annual compound growth in our book value per share from the award date through year-end 2019, with growth at 7% paying out at target, growth at 9% paying out at maximum and growth below 5% paying zero.

Restricted Stock Units: Grants of restricted stock units to our chief financial officer and General Counsel provide a retention element of total compensation and incent the prudence we desire them to have in their respective roles.

The value of such awards depends on the market price of our common stock. The awards cliff-vest four years from date of grant.

Total 2016 Salary, Annual Cash Incentive and LTIP Award Amount = $18.1 million

In addition to the salary, annual cash incentives and long-term equity-based incentives described above, our Named Executive Officers receive an annual savings benefit under Alleghany’s deferred compensation plan, or the “Deferred Compensation Plan,” in an amount equal to 15% of base salary. Our Named Executive Officers who have completed five years of service with Alleghany or a subsidiary of Alleghany are eligible to receive a benefit under the Retirement Plan. Effective December 31, 2013, the Retirement Plan was closed to new participants, and no additional benefits for existing participants have accrued after such date.

Alleghany Performance in 2016

•	6.0% increase in common stockholders’ equity per share to $515.24 at 2016 year-end from $486.02 at 2015 year-end.

•

TransRe and RSUI, which together account for 86% of our consolidated stockholder’s equity, produced 6.5% and 8.7% returns on equity on an operating basis (excluding net realized capital gains or losses and other-than-temporary impairment charges), respectively, reflecting increased catastrophe losses in 2016, partially offset by an increased amount of favorable prior year loss reserve development. Investment returns, however, were modest in 2016 resulting in slightly lower growth in book value for each company relative to the return on equity.

•

Net earnings of $456.9 million in 2016, compared with $560.3 million in 2015, primarily reflecting a decrease in underwriting profits in 2016, a $98.8 million pre-tax impairment charge at SORC and income tax adjustments.

•

Consolidated Alleghany underwriting profit of $401.3 million in 2016, compared with $466.6 million in 2015, and a consolidated combined ratio of 91.9% in 2016, compared with 89.0% in 2015, reflecting increased catastrophe losses at TransRe and RSUI in 2016, partially offset by an increased amount of favorable prior year loss reserve development, and improved underwriting results at CapSpecialty and PacificComp.

•

Alleghany made progress in building its wholly-owned subsidiary Alleghany Capital Corporation’s portfolio of non-financial business investments, acquiring a majority stake in Jazwares and closing tuck-in acquisitions by Bourn & Koch, Inc. and Jazwares.

Additional information regarding Alleghany’s 2016 results, including audited consolidated financial statements, as well as MD&A with respect to 2016 results, is contained in the Form 10-K, which was filed with the SEC on February 22, 2017. Readers are urged to review the Form 10-K for a more complete discussion of Alleghany’s financial performance.

Alleghany Long-Term Performance

We believe that Alleghany’s performance is best measured over the long term, and that long-term growth in common stockholders’ equity per share is the best metric for evaluating such performance. In this regard, the table below shows the annual, and three- and ten- year average rolling, annualized growth in our common stockholders’ equity per share during the five year period from December 31, 2011 to December 31, 2016:

	Common Stockholders’ Equity Per Share	Annual Return
			Rolling Annualized Average
Year			Three-Year	Ten-Year
2011(1)	342.12	5.2	8.6	7.7
2012	379.13	10.8	8.7	8.8
2013	412.96	8.9	8.3	8.5
2014	465.51	12.7	10.8	8.6
2015	486.02	4.4	8.6	8.6
2016	515.24	6.0	7.7	7.8
Average		8.0%	8.8%	8.3%

(1)	Adjusted for subsequent stock dividends.

As can be seen in the table above, Alleghany’s common stockholders’ equity per share has compounded over the various time metrics in the mid-range of Alleghany’s stated strategic objective of 7-10% annual growth in common stockholders’ equity per share.

The chart below summarizes Alleghany’s common stockholders’ equity per share growth and stock price performance over the ten-year period from December 31, 2006 to December 31, 2016, compared with the S&P 500, with all values indexed to December 31, 2006. During this ten-year period, Alleghany’s common stockholders’ equity per share increased at a compound annual rate of 7.8%, compared with a compound annual rate of return of 6.9% for the S&P 500, and the price of Alleghany common stock (adjusted for stock dividends) appreciated at a 6.3% compound annual rate of return.

As indicated by the data presented in the chart above, Alleghany’s growth in common stockholders’ equity per share has been relatively consistent. The trading price of Alleghany’s common stock has been more volatile, reflecting the volatility of the stock market in general. In Alleghany’s view, growth in common stockholders’ equity per share is a better measure of fundamental value creation as compared to the more volatile trading price of Alleghany’s common stock. As such Alleghany focuses its executive compensation incentive program on building common stockholders’ equity per share over time. As is shown in the chart, Alleghany’s growth in common stockholders’ equity per share has exceeded that of the S&P 500 return over the past ten years and is less volatile.

During the ten-year performance period set out in the graph on page 52, we believe that Mr. Hicks’s compensation has been well-aligned with Alleghany’s long-term performance as can be seen in the table below:

10-year Pay-TSR(1) Alignment

($ thousands)

	Year											CAGR
	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	1 Year	3 Year	10 Year
CEO Total Compensation(3)	4,566	6,522	6,435	6,206	5,636	7,347	7,332	6,216	10,543	6,869	8,573	24.8%	11.3%	6.5%
Pension Value Increase/(Decrease)	856	1,160	1,594	1,066	822	1,922	1,259	(1,232)	2,914	(23)	946
CEO SCT Compensation Excluding Pension(2)	3,710	5,361	4,840	5,140	4,814	5,425	6,072	7,448	7,629	6,892	7,627	10.7%	0.8%	7.5%
Indexed TSR	100	113	81	81	91	87	102	121	141	145	185	27.2%	15.0%	6.3%
TSR vs. CEO Compensation (excl. pension) Increases/(Decreases)												16.6%	14.2%	(1.1%)
Indexed BVPS Growth	100	115	109	121	133	140	155	169	191	199	211	6.0%	7.7%	7.8%
BVPS vs. CEO Compensation (excl. pension) Increases/(Decreases)												(4.7%)	6.9%	0.3%

(1)	Total Shareholder Return reflects Alleghany share price appreciation including the impact of stock dividends.

(2)	Represents CEO compensation as reported in the Summary Compensation Table on page 66, excluding annual fluctuation in pension value.

(3)	Includes annual fluctuation in pension value, Calculated according to SEC rules except for 2013 and 2015, which include a negative value for Mr. Hicks’s pension benefit, SEC rules require that negative pension value changes are reflected as a “zero” in the table.

Compensation Committee Process

Compensation Determination Timetable

General Setting of Salary and Incentive Awards

Salary adjustments for the coming year and new incentive awards are generally made annually by the Compensation Committee at a meeting in January. At its January 2016 meeting, the Compensation Committee determined 2016 salaries, 2016 annual incentive award opportunities and 2016-2019 long-term incentive awards for all of the Named Executive Officers. This meeting followed the January 2016 Board meeting, at which the Board reviewed and discussed:

•	an evaluation of preliminary 2015 financial results for Alleghany;

•	an evaluation of Mr. Hicks’s 2015 performance and priorities for 2016;

•	a report by Mr. Hicks on management succession and development throughout Alleghany;

•	the recommendation of Mr. Hicks regarding the individual performance of each Named Executive Officer; and

•	Alleghany’s projections and plan for 2016 through 2018.

Setting of Mr. Hicks’s 2016 Compensation

In determining Mr. Hicks’s 2016 compensation, the Compensation Committee at its January 2016 meeting reviewed Mr. Hicks’s 2015 performance and 2016 priorities, as well as all components of Mr. Hicks’s 2015 compensation, including annual salary, annual cash incentive compensation in respect of 2015, outstanding performance share awards, values of previous awards of restricted stock and benefits under Alleghany’s Deferred Compensation Plan, Alleghany’s medical, long-term disability and other employee welfare plans and the freezing of the Retirement Plan at year-end 2013.

Payouts of Awards in Respect of 2016 Performance

The Compensation Committee generally determines the payout of awards for prior performance periods at a meeting in late February, upon the completion of the year-end audit of prior year financial statements. With respect to 2016, the Compensation Committee determined payouts to the Named Executive Officers, including Mr. Hicks, of 2016 annual incentive awards and 2013-2016 long-term incentive awards at its February 22, 2017 meeting. Payout determinations were based on Board and Compensation Committee discussions and determinations regarding Alleghany’s financial performance for 2016 and applicable award periods, an evaluation of Mr. Hicks’s 2016 performance, and the recommendation of Mr. Hicks regarding the individual performance of the other Named Executive Officers.

Compensation Committee Advisors and Services

The Compensation Committee has retained Frederic W. Cook & Co., Inc., or “FW Cook,” as a compensation consultant to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of Alleghany executive compensation, executive compensation program design matters, market trends and technical considerations. Prior to its determination to retain FW Cook, the Compensation Committee reviewed and assessed the independence of FW Cook as a firm and the individuals providing advice to the Compensation Committee in compliance with the NYSE’s listing standards. The Compensation Committee determined that FW Cook as a firm and the relevant individual advisers were independent.

The nature and scope of services that FW Cook provides to the Compensation Committee include the following: competitive market compensation analyses; assistance with the redesign of any director or management compensation or benefit programs as necessary or requested; assistance with respect to analyzing the impact of regulatory and/or accounting developments on our compensation plans and programs; and preparation for and attendance at selected Compensation Committee meetings. FW Cook is also available to advise the Compensation Committee and management on various executive compensation matters involving our operating subsidiaries. The Chairman of the Compensation Committee reviews and approves all services provided by FW Cook and fees to be paid by Alleghany to FW Cook.

In evaluating our executive compensation program, the Compensation Committee has been advised by FW Cook as to the compensation levels of other companies that might compete with us for executive talent. Competitive market data have been periodically developed by FW Cook from several different sources, including proxy statements. Although we do not seek to set our executive compensation primarily based on any benchmarks or peer group, we believe that information regarding pay practices at other companies is nevertheless useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, independent marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. In this regard, in considering compensation for the Named Executive Officers, the Compensation Committee considers comparative market data periodically requested from FW Cook. FW Cook last prepared this analysis in November 2016 and FW Cook’s peer group companies were:

Arch Capital	Erie Indemnity	Reinsurance Group of America
Axis Capital Holdings	Everest Re Group	RenaissanceRe
Chubb	Markel Corporation	Validus
Cincinnati Financial	Old Republic International	White Mountains
CNA Financial	Progressive	W.R. Berkley
XL Group

This peer group was selected based on publicly traded companies that generally as a group (i) approximate our scope of business and that of our subsidiaries, including revenue and market capitalization, (ii) are similar to us in the importance to their business of capital allocation, investments and risk management, (iii) compete with us for a comparable pool of talent, and (iv) reflect our global presence. The peer companies were the same ones used by FW Cook in November 2015 with the exceptions of Endurance Specialty Holdings Ltd and Allied World Assurance Company, which announced or entered into strategic transactions in 2016.

Additionally, our senior officers have all been recruited mid-career, and our compensation must be reasonably competitive with that of their former employers. However, we do not seek to compete for executive talent solely on the basis of compensation. Rather, we also compete by offering a unique professional opportunity to work in a high integrity environment where the focus is on building long-term stockholder value.

Advisory Vote on Executive Compensation

Alleghany holds a stockholder advisory vote on executive compensation, commonly referred to as “say-on-pay,” every year. The Compensation Committee monitors the results of Alleghany’s “say-on-pay” proposal and related stockholder feedback when evaluating the effectiveness of Alleghany’s compensation policies and disclosures, particularly in the event of a negative vote or significant change in the percentage of favorable votes with regard to such proposal. Alleghany also actively engages with its significant stockholders to gauge their opinions on a range of topics, including executive compensation. We view this as an important opportunity to develop broader relationships with key investors over the long term and to engage in open dialogue on compensation and governance related issues.

At our Annual Meeting of Stockholders in April 2016, we received strong support for our executive compensation program, with approximately 97% stockholder approval of our say-on-pay proposal. When setting compensation for 2017, the Compensation Committee considered both the level of voting support from our stockholders on our say-on-pay vote, as well as stockholder feedback when evaluating our executive compensation plans and determined that no changes to the Alleghany’s executive compensation program were warranted. The Compensation Committee will continue to review the design of the executive compensation program in light of future “say-on-pay” votes, developments in executive compensation, and Alleghany’s pay-for-performance philosophy to ensure that the executive compensation program continues to serve the best interests of Alleghany and its stockholders.

Elements of 2016 Compensation

The principal elements of compensation paid to our Named Executive Officers in respect of 2016 consisted of:

•	salaries;

•	annual cash incentive compensation under the 2015 MIP;

•	annual grants of long-term equity-based incentives under the 2012 LTIP; and

•	an annual savings benefit equal to 15% of base salary.

In addition, our Named Executive Officers receive a benefit, assuming the completion of five years of service with Alleghany or a subsidiary of Alleghany, under the Retirement Plan, although such benefit was frozen in 2013.

The percentage that these elements represent of the 2016 compensation for our chief executive officer and our other Named Executive Officers is reflected below.

Set out below in more detail is a description and analysis of each of these elements of our compensation program.

Salary

We seek to pay salaries that are sufficiently competitive to attract and retain executive talent. The Compensation Committee generally makes salary adjustments annually, in consultation with FW Cook, based on salaries for the prior year, general inflation, individual performance and internal comparability considerations. The following actions were taken with respect to 2016 salaries for our Named Executive Officers:

	2015 Salary	2016 Salary	Rationale

Mr. Hicks	1,000,000	1,000,000	No change due to continued emphasis on performance-linked compensation

Mr. Brandon	800,000	825,000	Recognition of 2015 performance while maintaining emphasis on performance-linked compensation

Mr. Dalrymple	630,000	650,000	Recognition of 2015 performance and internal comparability considerations with other Senior Vice Presidents

Mr. Gorham	600,000	600,000	No change due to sufficiently competitive level of pay

Mr. Sennott	630,000	650,000	Recognition of 2015 performance and internal comparability considerations with other Senior Vice Presidents

Annual Cash Incentive Compensation

We generally pay annual cash incentives to our Named Executive Officers under the 2015 MIP. These annual cash incentive awards are intended to provide a pay-for-performance element for the achievement of shorter-term objectives.

In making 2016 awards under the 2015 MIP, the Compensation Committee recognized that, given the nature of Alleghany’s business and long-term approach, how Alleghany achieves shorter-term objectives can be a subjective process, but believed this is mitigated by the fact that these 2016 annual cash incentive awards were subject to two meaningful limitations. First, no payout to any Named Executive Officer could exceed the amount of his maximum annual incentive opportunity set at the beginning of 2016, resulting in an approximate $2.5 million maximum award opportunity for Mr. Hicks and an aggregate maximum award opportunity of approximately $5.8 million for our Named Executive Officers as a group. Second, funding of the 2016 Incentive Pool Amount (as defined below) is limited by the level of earnings produced by management in 2016. To the extent the funding of the 2016 Incentive Pool Amount had been less than the aggregate maximum award amount of approximately $5.8 million for our Named Executive Officers as a group, a pro-rata reduction of individual award amounts would have occurred. To the extent that Alleghany had a loss for 2016, no payout would have been made under the 2015 MIP. In sum, payouts under the 2015 MIP for 2016 performance are the lesser of (i) the 2016 Incentive Pool Amount or (ii) the maximum opportunity for management (as may be reduced by the Compensation Committee for individual performance).

Process

The Compensation Committee makes annual incentive awards for the upcoming year in January of that year. 2016 target annual incentive awards and maximum incentive opportunities were as follows:

	2016 Salary	Target Opportunity($/%)	Maximum Opportunity($)(1)
Mr. Hicks	$1,000,000	$1,700,000(170%)	$2,550,000
Mr. Brandon	825,000	1,097,250(133%)	1,650,000
Mr. Dalrymple	650,000	435,500 (67%)	650,000
Mr. Gorham	600,000	198,000 (33%)	300,000
Mr. Sennott	650,000	435,500 (67%)	650,000

Totals	$3,725,000	$3,866,250	$5,800,000

(1)	The maximum opportunity percentage for each respective Named Executive Officer is approximately 150% of such Named Executive Officer’s target award.

The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components, taking into account varying levels of responsibility, internal comparability, the implicit impact of the various Named Executive Officer levels on the accomplishment of Alleghany’s financial, strategic and operational objectives and competitive considerations. For 2017 annual incentive awards, the opportunities for each of our Named Executive Officers, expressed as a percentage of salary, were the same as those set forth above for 2016, except for Mr. Hicks whose opportunity at target was increased to 190% of salary, or $1.9 million, with a maximum opportunity of $2,850,000. This target increase reflects the Compensation Committee’s consideration of internal compensation comparability factors, its assessment of Mr. Hicks’s superior performance over a long-term period, the absence of any increase in Mr. Hicks’s compensation since 2014 and its emphasis on tying increases in Mr. Hicks’s compensation to performance-based components.

Payout of awards is tied to the achievement of a specified financial performance objective, subject to reduction in respect of Alleghany performance and/or individual performance. The financial performance objective is set in January, after evaluating projected earnings for 2016 and determining each Named Executive Officer’s appropriate target opportunity amount. With respect to individual performance objectives, each of our Named Executive Officers submits individual objectives for the coming year, with Mr. Hicks submitting his to the Board and the other Named Executive Officers submitting their individual objectives to Mr. Hicks. These objectives are in addition to the core responsibilities of our Named Executive Officers. Status updates on the achievement of such individual objectives and performance of core responsibilities are given through the year by each Named Executive Officer, culminating in a final report made in advance of payout determinations made by the Board and Compensation Committee at the beginning of the following year. In this regard, Mr. Hicks provides a self-evaluation to the Board of his performance against objectives during the year and Messrs. Brandon, Dalrymple, Gorham and Sennott provide Mr. Hicks with the same, which Mr. Hicks then reviews with the Compensation Committee.

Financial Performance Objective

The 2016 financial performance goal established by the Compensation Committee for annual incentive awards to our Named Executive Officers was based on a funding approach, which was capped at an amount equal to 3% of 2016 earnings before income taxes, as reported in Alleghany’s audited financial statements, as adjusted, or the “2016 Incentive Pool Amount,” to:

•	exclude effects of accounting changes, charges for goodwill or intangibles impairment (including other than temporary impairment charges);

•	exclude expenses incurred in connection with actual and potential acquisitions; and

•

deduct from 2016 earnings a rolling four-year (2012-2015) average of catastrophe losses at RSUI, our principal insurance subsidiary, and TransRe, our principal reinsurance subsidiary, instead of actual 2016 catastrophe losses at RSUI and TransRe.

With respect to catastrophe losses, RSUI’s 2012-2015 catastrophe average was $80.8 million, or the “RSUI CAT Average,” compared with 2016 actual catastrophe losses of $57.3 million, net of prior year development and reinsurance reinstatement premiums, and TransRe’s 2012-2015 catastrophe average was $66.5 million, or the “TransRe CAT Average,” compared with 2016 actual catastrophe losses of $114.8 million, net of prior year development and reinsurance reinstatement premiums.

The use of the RSUI CAT Average and TransRe CAT Average rather than the actual amount of their respective 2016 catastrophe losses was based upon the Compensation Committee’s acknowledgement that RSUI and TransRe are significant writers of catastrophe exposed property (re)insurance and that management cannot predict the occurrence or severity of catastrophe losses in any particular year. Using a four-year average recognizes that catastrophe losses are a cost of doing business and accounts for them in a manner consistent with Alleghany’s focus on long-term performance. In this regard, actual catastrophe losses impact funding calculations for annual incentive pools during the four-year averaging period in which they are included. A year in which Alleghany experiences significant catastrophe losses will impact MIP annual incentive pool funding for the subsequent four years, holding management fully accountable for such catastrophe losses.

Individual Performance Objectives

In January 2016, Mr. Hicks provided the Board, and Messrs. Brandon, Dalrymple, Gorham and Sennott provided Mr. Hicks, with their 2016 objectives that were in addition to performance of their core responsibilities. These core and 2016 objectives for our Named Executive Officers included the following:

	Core Responsibilities	2016 Objectives
Mr. Hicks

•   Building stockholder value over the long term, reported and measured regularly

•   Consolidated 2016 financial results

•   Ultimate responsibility for reinsurance and insurance subsidiary underwriting performance

•   Ultimate responsibility for equity and fixed income portfolio investment performance

•   Management development at parent and subsidiaries

•   Return CapSpecialty and PacificComp to underwriting profitability

•   Consider strategic alternatives

•   Oversee the continued development of Alleghany Capital, including acquisitions at an attractive price

•   Manage corporate investment portfolio for attractive long-term total returns

Mr. Brandon

•   Primary operational oversight of Alleghany’s reinsurance and insurance subsidiaries

•   Ensure that each insurance subsidiary meets its 2016 business plan

•   Oversee the operations of TransRe from a parent-level and stockholder perspective as Chairman of TransRe’s Board of Directors

•   Assist the CEO with the strategic development of Alleghany and its insurance and reinsurance subsidiaries

•   Support (re)insurance subsidiaries in achieving their profitability targets and strategic goals

•   Evaluate strategic developments and issues affecting Alleghany and its (re)insurance operations

•   Analyze and lead potential (re)insurance acquisition or investment opportunities

•   Help TransRe to develop profitable business opportunities

•   Work with PacificComp and CapSpecialty in executing their business plans

Mr. Dalrymple

•   Oversee management of all legal issues at parent and subsidiaries, including transactional, litigation and regulatory

•   Oversee corporate governance and secretarial functions

•   Oversee SEC disclosure reports

•   Oversee legal costs at parent and subsidiaries

•   Manage corporate governance matters and evaluate possible changes thereto

•   Implement information technology solution for entity management and legal matters

•   Manage legal diligence and oversight of TransRe strategic initiatives

•   Oversee legal and human resources integration of Alleghany Capital acquisitions

	Core Responsibilities	2016 Objectives
Mr. Gorham	• Management of $14.4 billion fixed income portfolio • Chairman of TransRe, RSUI and PacificComp Board of Directors investment committees • Treasurer for Alleghany

•   Evaluate emerging market currency risks and implement any risk reduction deemed necessary

•   Evaluate and invest in a new fixed income asset class, or expand existing class

•   Assist TransRe’s London subsidiary with realignment of its fixed income investment guidelines

Mr. Sennott

•   Principal financial officer responsible for the fair and accurate presentation of the financial results

•   Oversight of Alleghany financial function and maintenance of control environment

•   Responsible for capital management and annual strategic planning efforts

•   Responsible for rating agency relationships and management

•   Ensure quality, accuracy and content over the financial statements and public filings of Alleghany

•   Coordinate the communication and relationship management efforts with rating agencies

•   Oversee Alleghany investor relations function

•   Oversee Alleghany stock repurchase and debt maturity initiatives

•   Oversee project management and build-out of new Alleghany headquarters

Payouts with respect to 2016 Performance

Based on our 2016 financial results, the 2016 Incentive Pool Funding Amount was approximately $21.7 million, so that Messrs. Hicks, Brandon, Dalrymple, Gorham and Sennott were eligible to receive maximum payout in February 2017 of their 2016 incentive opportunities, aggregating to $5.8 million, under the 2015 MIP based on achievement of the financial performance goal, subject to reduction for individual performance. At its meeting on February 22, 2017, the Compensation Committee evaluated Alleghany’s overall corporate performance and the individual performance of Mr. Hicks, and Mr. Hicks’s recommendation regarding the individual performance of the other Named Executive Officers.

With respect to Mr. Hicks’s individual performance, the Compensation Committee noted the following positive factors, among others, during 2016:

•

with respect to TransRe, (i) strong underwriting results despite a highly competitive reinsurance environment, (ii) the entry into a five-year exclusive North America broker market underwriting relationship with General Reinsurance Corporation and (iii) an A.M. Best Company, Inc., or “A.M. Best” upgrade of TransRe’s financial strength rating to A+ (Superior) from A (Excellent);

•	with respect to RSUI, solid underwriting profits, despite higher catastrophe losses and a highly competitive insurance environment;

•	a return to underwriting profitability in 2016 for both CapSpecialty and PacificComp;

•	continued build-out of Alleghany Capital manufacturing and service businesses; including the acquisition of a majority interest in Jazwares;

•	the generation by Alleghany Capital manufacturing and service businesses of Adjusted EBITDA of $51.5 million in 2016, an increase of 71.7% from the $30.0 million generated in 2015;

•

a strong balance sheet in a volatile macro-environment, with 2016 year-end debt to total capital of 16%, and net debt to total capital of approximately 6%, with approximately $1 billion of marketable securities and cash at the parent company; and

•	$475 million of upstream dividends from subsidiaries in 2016.

These positive factors were partially offset by relatively modest growth in common stockholders’ equity per share of 6.0% in 2016 which reflected, among other factors, an impairment charge at SORC and modest investment returns.

After consideration of these and other factors, the Compensation Committee determined to make a payout to Mr. Hicks of his 2016 annual bonus opportunity at maximum, or $2,550,000.

Regarding individual performance, Mr. Hicks’s recommendations reflected the achievement of individual objectives for Messrs. Brandon, Dalrymple, Gorham, and Sennott. For Mr. Brandon, the payout reflected the very profitable 2016 underwriting results at TransRe and RSUI, underwriting result improvements at CapSpecialty and PacificComp, support of TransRe initiatives and accomplishment of strategic initiatives at our (re)insurance subsidiaries. For Mr. Dalrymple, the payout reflected superior performance of his core responsibilities and achievement of his 2016 objectives, particularly with respect to corporate governance initiatives and oversight. For Mr. Sennott, the payout reflected superior performance of his core responsibilities as well as achievement of his 2016 objectives, including ensuring quality, accuracy and content of Alleghany’s financial reporting, overseeing Alleghany’s investor relations and stock repurchase initiatives, effective management of ratings agency relationships, including an upgrade of TransRe from A to A+ by A.M. Best, and project management for the move into Alleghany’s headquarters. For Mr. Gorham, the payout reflected superior performance of his core responsibilities as well as achievement of his 2016 objectives, including determining optimal investment strategies to reduce alternative maximum taxes and increase use of foreign tax credits, evaluating and investing in a new fixed income asset class and assisting in the evaluation of non-fixed income investment opportunities.

Following the evaluations by Mr. Hicks of the other Named Executive Officers, the Compensation Committee authorized payouts of 2016 annual bonus opportunities at maximum to Messrs. Brandon, Dalrymple, Gorham and Sennott under the 2015 MIP for an aggregate payout to them in the amount of approximately $3.2 million.

Long-Term Equity-Based Incentive Compensation

In 2016, we made awards of long-term incentive compensation to our Named Executive Officers under the 2012 LTIP. Historically, long-term incentive awards have been made primarily in the form of performance shares and, in certain cases, shares of restricted stock and restricted stock units. Awards of performance shares under the 2012 LTIP are intended to provide a pay-for-performance component of compensation based upon the achievement of longer-term financial objectives focused on growth in book value per share. Awards of restricted stock or restricted stock units under the 2012 LTIP are intended to provide a retention component of compensation, the value of which is tied to the market price of our common stock. The 2012 LTIP will expire by its terms at the 2017 Annual Meeting, and we have submitted the 2017 LTIP for stockholders approval at the 2017 Annual Meeting. The provisions of the 2017 LTIP being submitted to stockholders at the 2017 Annual Meeting are similar to the provisions of the 2012 LTIP.

Performance Shares

For the 2016-2019 award period, the Compensation Committee based the number of performance shares awarded to each Named Executive Officer upon a percentage of such officer’s 2016 salary divided by the average closing prices of common stock for the 30-day period prior to the mailing of material for the meeting of the Compensation Committee at which such awards were made. Such percentages of 2016 salary were as follows:

	2016 Salary	Opportunity%	Opportunity $
Mr. Hicks	$1,000,000	400	$4,000,000
Mr. Brandon	825,000	300	2,475,000
Mr. Dalrymple	650,000	100	650,000
Mr. Gorham	600,000	50	300,000
Mr. Sennott	650,000	100	650,000

Total 2016 Performance Share Opportunities			$8,075,000

The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components, taking into account varying levels of responsibility within Alleghany, internal comparability and the implicit impact of the various Named Executive Officers on the accomplishment of Alleghany’s financial, strategic and operational objectives, and competitive considerations. With respect to Mr. Hicks in particular, his 2016 performance share award reflected the Compensation Committee’s determination to tie Mr. Hicks’s compensation closely to Alleghany’s financial performance and its views of the challenge of meeting the financial performance goals for the 2016-2019 award period in light of the current interest rate environment and (re)insurance market environment. For 2017 performance share awards, the opportunities for each of our Named Executive Officers, expressed as a percentage of salary, were the same as those set forth above for 2016, except for Mr. Hicks whose opportunity at target was increased to 450% of salary from 400% of salary. This target increase reflects the Compensation Committee’s consideration of internal compensation comparability factors, its assessment of Mr. Hicks’s superior performance over a long-term period, the absence of any increase in Mr. Hicks’s compensation since 2014 and its emphasis on tying increases in Mr. Hicks’s compensation to performance-based components.

In making performance share awards for the 2016-2019 period, the Compensation Committee took account of:

•

Alleghany’s financial objective in the current economic environment of growing book value per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks;

•	prevailing financial and economic conditions and uncertainties;

•	the alignment of performance goals with Alleghany’s near-term strategy, with a particular emphasis on maintaining Alleghany’s financial strength; and

•	the prevailing 10-year U.S. Treasury rates and prevailing equity risk premiums adjusted for Alleghany’s estimated stock volatility relative to the market.

Taking into account such conditions, the Compensation Committee set the following performance goals for the 2016-2019 period:

•

maximum payouts at 150% of the value of one share of common stock on the payout date for average annual compound growth in our Book Value Per Share (as defined by the Compensation Committee pursuant to the 2012 LTIP) of 9% or more over the four-year award period ending December 31, 2019, as adjusted for stock dividends;

•

target payouts at 100% of the value of one share of common stock on the payout date if such growth equals 7%, and payouts at 50% of the value of one share of common stock on the payout date if such growth equals 5%, with payouts for growth between the foregoing levels to be determined by straight line interpolation; and

•	no payouts if such growth is less than 5%.

The Compensation Committee believed that the above payout thresholds would be challenging to meet, particularly in light of slow U.S. and global economic growth, a prolonged period of very low interest rates, relatively high current valuations in equity markets and the imperative to maintain underwriting discipline in increasingly competitive reinsurance and insurance markets due to an abundance of both traditional and new alternative underwriting capacity.

Restricted Stock Units

In 2016, long-term incentive opportunities for Mr. Dalrymple and Mr. Sennott included 680 restricted stock units, representing awards set at 50% of their respective base salaries, which cliff-vest four years from date of grant. These grants of restricted stock units are intended to further align Mr. Dalrymple’s and Mr. Sennott’s interests with those of our stockholders, while incenting the prudence desired in their roles as General Counsel and chief financial officer in preserving stockholder value.

Perquisites

Our general practice is to not provide perquisites or other personal benefits to our Named Executive Officers. In 2016, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.

Deferred Compensation Plan

We credit an amount equal to 15% of a Named Executive Officer’s base salary to the Deferred Compensation Plan each year. Entitlement to this savings benefit is not based on performance. As it is our intention that a significant portion of compensation for our Named Executive Officers be contingent on performance objectives, the savings benefit offered by the Deferred Compensation Plan provides a stable component of total compensation. In addition, the Deferred Compensation Plan permits our Named Executive Officers to elect to defer the receipt, and thus the taxation, of all or part of their base salary and their annual cash bonus. A participant may choose to have savings benefit credit amounts and deferred salary and bonus amounts either credited with interest, treated as though invested in our common stock or increased or decreased by an amount proportionate to the growth or decline in our stockholders’ equity per share.

Retirement Plan

Retirement benefits for our Named Executive Officers are provided under the Retirement Plan. Under the Retirement Plan, a participant must have completed five years of service with Alleghany or a subsidiary of Alleghany before he or she is vested in, and thus has a right to receive, any retirement benefits following his or her termination of employment. Effective December 31, 2013, the Retirement Plan was closed to new participants and no additional benefits for existing participants accrue after such date. Any participant who was not vested in his or her accrued benefit as of December 31, 2013 will continue to have future service with Alleghany credited toward the Retirement Plan’s five-year vesting requirement.

Financial Statement Restatements

It is our Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation awarded or paid to any of our officers where the award or payment was predicated upon the achievement of performance goals that were subsequently restated or otherwise adjusted in a manner that would reduce the size of any such award or payment. In this regard, the Compensation Committee is authorized to have Alleghany seek to recover any amount the Compensation Committee determines was inappropriately received by any officer.

Hedging and Pledging Policies

We maintain a policy on insider trading and compliance that prohibits our officers from directly or indirectly purchasing or using financial instruments that are designed to hedge or offset any decrease in the market value of Alleghany securities they own. In addition, under such policy, officers are prohibited from pledging Alleghany securities as collateral.

Executive Officer Stock Ownership Guidelines

We expect our executive officers to achieve ownership of our common stock having an aggregate value (based upon the higher of market value or book value) equal to a multiple of base salary, as follows: for our President and chief executive officer, the multiple is five times base salary; for our Executive Vice President, the multiple is four times base salary; for our Senior Vice Presidents, the multiple is three times base salary; and for our Vice Presidents, the multiple is one times base salary. We expect our executive officers to retain 75% of the shares of common stock (net of taxes) awarded under our long-term incentive plans until they achieve their applicable ownership levels, and they are expected to maintain such levels thereafter.

Tax Considerations

We are not allowed a deduction under Section 162(m) of the Code for any compensation paid to a “covered employee” in excess of $1.0 million per year, subject to certain exceptions. In general, “covered employees” include our President and chief executive officer and our three other most highly compensated executive officers (not including our chief financial officer) who are in our employ and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements under Section 162(m) of the Code for “performance-based compensation.” In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the board of directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals have been achieved prior to the payment of such compensation. Such requirements permit the committee administering the plan to make discretionary adjustments to performance goals that would reduce payouts but do not permit discretionary adjustments to performance goals that would increase payouts.

The Compensation Committee believes that establishing appropriate compensation arrangements to retain and incent our executive officers best serves our interests and the interests of our stockholders. In order to maintain flexibility to compensate our executive officers in a manner designed to promote long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all executive compensation must be deductible. However, the Compensation Committee also believes that, when appropriate, consideration should be given to seeking to maximize the deductibility of the compensation paid to our executive officers.

The 2015 MIP permits the Compensation Committee to grant awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, or “qualifying awards,” and awards that are not intended to qualify as “performance-based” compensation, or “non-qualifying awards.” Consistent with the 2015 MIP and the Compensation Committee’s consideration and balancing of its executive compensation objectives, the amounts identified under the Stock Awards and Non-Equity Incentive Plan columns of the Summary Compensation Table on page 66 paid to Messrs. Hicks, Brandon, Dalrymple and Gorham for 2016, 2015 and 2014 are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, except for the restricted stock units awarded to Mr. Dalrymple in those years. Mr. Sennott’s compensation reflected in the Summary Compensation Table for 2016, 2015 and 2014 does not have to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code because a person serving as our chief financial officer at the end of a given year is not a “covered” employee for purposes of Section 162(m) of the Code for such year.

Compensation Policies and Practices Relating to Risk Management

Risk analysis has always been part of our design and review of our group-wide executive incentive plans, and the Compensation Committee regularly monitors compensation policies, practices and outstanding awards to determine whether our risk management and incentive objectives are being met with respect to group-wide employee incentives. Our material risks include investment risk (debt and equity), as well as catastrophe losses and material mispricing of risk at our insurance and reinsurance subsidiaries. The Board’s and management’s risk oversight is discussed on page 18. The Compensation Committee does not believe that risks arising from our group-wide compensation policies and practices for our employees are reasonably likely to have a material adverse effect on Alleghany. In this regard, as discussed on pages 48 and 49, our short and long-term incentive plans are capped at individual levels so as not to incent imprudent risk taking to achieve outsized payouts. In addition, our officers are required to own a substantial amount of common stock to ensure that they maintain a significant stake in our long-term success, and we have in place a compensation clawback policy applicable to our officers to further discourage imprudent risk taking. Further, we do not grant stock options to officers as we do not wish to reward or punish them for exogenous short-term market price movements. The management teams of our insurance and reinsurance subsidiaries are incented to write profitable business and have no incentives to grow premium volume by underpricing risk. The Compensation Committee seeks to set realistic incentive goals, monitors them in light of economic conditions and our strategy and risk appetite, and will consider appropriate adjustments in respect thereof in the event of any conflict between incentives and the Board’s strategy and risk appetite.

EXECUTIVE COMPENSATION

The information under this heading relates to the compensation of our Named Executive Officers during 2016, 2015 and 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Weston M. Hicks	2016	$1,000,000	—	$3,914,614	$2,550,000	$945,832	$162,482	$8,572,928
President and chief executive officer	2015	1,000,000	—	4,026,509	1,700,000	—	166,176	6,892,685
	2014	1,000,000	—	3,959,904	2,500,000	2,914,467	168,675	10,543,046

Joseph P. Brandon	2016	825,000	—	2,421,908	1,650,000	81,904	132,650	5,111,462
Executive Vice President	2015	800,000	—	2,415,815	1,620,000	—	132,716	4,968,531
	2014	800,000	—	2,376,099	1,600,000	254,392	135,071	5,165,562

Christopher K. Dalrymple	2016	650,000	—	953,985	650,000	223,156	103,256	2,580,397
Senior Vice President, General Counsel and Secretary	2015	630,000	—	951,133	614,250	—	103,890	2,299,273
	2014	600,000	—	890,402	600,000	702,363	100,232	2,892,997

Roger B. Gorham	2016	600,000	—	293,678	300,000	187,310	96,708	1,477,696
Senior Vice President - Head of Fixed Income and Treasurer	2015	600,000	—	271,557	270,000	256,464	100,572	1,498,593
	2014	600,000	—	237,258	240,000	373,171	101,692	1,552,121

John L. Sennott, Jr.	2016	650,000	—	953,985	650,000	—	103,753	2,357,738
Senior Vice President and chief financial officer	2015	630,000	—	951,133	614,250	—	104,422	2,299,805
	2014	600,000	—	890,402	600,000	—	100,691	2,191,093

(1)	Represents the grant date fair value of performance shares granted to the Named Executive Officers listed below under the 2012 LTIP, computed in accordance with ASC 718. For information on the valuation assumptions used in these computations, see Note 14 to our consolidated financial statements included in the Form 10-K. The grant date fair value of such performance shares, assuming payouts at maximum, is as follows:

Name	2016	2015	2014
Mr. Hicks	$5,871,922	$6,039,764	$5,939,856
Mr. Brandon	3,632,861	3,623,722	3,564,148
Mr. Dalrymple	953,986	951,133	890,597
Mr. Gorham	440,517	407,336	355,887
Mr. Sennott	953,986	951,133	890,597

For Mr. Dalrymple and Mr. Sennott, the amounts in this column also include the grant date fair value of restricted stock units awarded to them under the 2012 LTIP as follows:

Year	Restricted Stock Units(#)	Grant Date Fair Value($)
2016	680	$317,995
2015	697	317,044
2014	759	296,670

(2)	Represents cash incentive earned pursuant to awards under the 2015 MIP.

(3)

Reflects change in actuarial present value of pension benefits during 2016, 2015 and 2014. For Mr. Sennott, reflects that he is not a participant in the Retirement Plan. The actual change in pension value was negative for Messrs. Hicks, Brandon and Dalrymple in 2015. However, SEC regulations do not allow for inclusion of negative pension amounts in the Summary Compensation Table. Change in actuarial present value of pension benefits is subject to many external variables, such as interest rates, that are not related to Alleghany performance. Therefore, we do not believe a year-over-year change in actuarial pension value is helpful in evaluating compensation for comparative purposes, and believe that stockholders may find the detailed explanation of changes in actuarial pension value for Messrs. Hicks, Brandon, Dalrymple and Gorham under “Change in Pension Value” on pages 69 and 70 and the discussion of accumulated pension benefits under “Pension Benefits” on pages 75 through 77 to be useful for an understanding of the pension benefits provided to the Named Executive Officers.

(4)	All Other Compensation amounts reflect the following items:

Name	Year	Life Insurance and Long-Term Disability(a)	Tax Reimbursement(b)	Savings Benefit(c)	Total
Weston M. Hicks	2016	$6,200	$6,282	$150,000	$162,482
	2015	8,035	8,141	150,000	166,176
	2014	8,500	8,612	151,563	168,675

Joseph P. Brandon	2016	4,731	4,325	123,594	132,650
	2015	6,643	6,073	120,000	132,716
	2014	7,220	6,601	121,250	135,071

Christopher K. Dalrymple	2016	3,072	2,809	97,375	103,256
	2015	5,003	4,574	94,313	103,890
	2014	5,508	5,036	89,688	100,232

Roger B. Gorham	2016	3,504	3,204	90,000	96,708
	2015	5,523	5,049	90,000	100,572
	2014	6,108	5,584	90,000	101,692

John L. Sennott, Jr	2016	3,332	3,046	97,375	103,753
	2015	5,281	4,828	94,313	104,422
	2014	5,748	5,255	89,688	100,691

(a)	Amounts represent the dollar value of the insurance premiums paid by Alleghany for the benefit of such individuals for life insurance and long-term disability insurance maintained by Alleghany on their behalf in each of the years presented. These life insurance policies provide a death benefit to each such officer if he is an employee at the time of his death equal to four times the amount of his annual salary at January 1 of the year of his death. These long-term disability insurance policies provide disability insurance coverage to each such officer in the event he becomes disabled (as defined in such policies) during his employment with Alleghany.

(b)	Amounts represent the reimbursement of taxes, and the reimbursement itself, on income imputed to such individuals pursuant to Alleghany’s life insurance and long-term disability policies as described above in each of the years presented.

(c)	Reflects savings benefit amounts credited by Alleghany pursuant to the Deferred Compensation Plan in each of the years presented. The method for calculating earnings on the savings benefit amounts under the Deferred Compensation Plan is set out on pages 73 and 74 in the narrative accompanying the Nonqualified Deferred Compensation table.

Grants of Plan-Based Awards in 2016

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Share of Stock or Units(#)(3)	Grant Date Fair Value of Stock Awards(4)
		Target($)	Maximum($)	Threshold (#)	Target (#)	Maximum (#)
Weston M. Hicks	1/19/16	1,700,000	2,550,000	4,185	8,371	12,556	—	3,914,614
Joseph P. Brandon	1/19/16	1,097,250	1,650,000	2,589	5,179	7,768	—	2,421,908
Christopher K. Dalrymple	1/19/16	435,500	650,000	680	1,360	2,040	680	953,985
Roger B. Gorham	1/19/16	198,000	300,000	314	628	942	—	293,678
John L. Sennott, Jr.	1/19/16	435,500	650,000	680	1,360	2,040	680	953,985

(1)	Reflects awards under the 2015 MIP. For Messrs. Brandon, Hicks, Dalrymple, Gorham and Sennott, target and maximum amounts reflect the range of awards that each such Named Executive Officer could have earned based upon Alleghany achieving a specified financial performance objective, subject to reduction in respect of Alleghany performance and/or individual performance. These amounts are subject to decrease (but not increase) at the discretion of the Compensation Committee based upon its evaluation of Alleghany’s overall financial and operational performance and their individual performance.

(2)	Reflects the gross number of shares of common stock payable in connection with awards of performance shares for the 2016-2019 award period granted under the 2012 LTIP. Threshold amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share (as defined by the Compensation Committee pursuant to the 2012 LTIP) equals 5% in the award period; target amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 7% in the award period; and maximum amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals or exceeds 9% in the award period. If average annual compound growth in Book Value Per Share is less than 5%, none of these performance shares would be payable.

(3)	Reflects the awards to each of Mr. Dalrymple and Mr. Sennott under the 2012 LTIP of restricted stock units that cliff vest on the four-year anniversary of the grant date.

(4)	Reflects the 2016 value of performance share awards for the 2016-2019 award period under the 2012 LTIP for the Named Executive Officer, computed in accordance with ASC 718, assuming payouts at target and restricted stock units awarded to each of Mr. Dalrymple and Mr. Sennott.

Narrative Discussion Relating to the Summary Compensation Table and

Grants of Plan-Based Awards Table

Change in Pension Value

Effective December 31, 2013, the Retirement Plan was closed to new participants and was “frozen” for existing participants so that no additional benefits would accrue after such date. Despite the freezing of the Retirement Plan, the Summary Compensation Table on page 66 may still show an increase or decrease in the value of our Named Executive Officers’ pension benefits. These changes in value are primarily driven by external variables, such as the discount rate, the mortality tables used and the passage of time. Set out below is a table showing the components of the change in pension value for the years 2014-2016 for our Named Executive Officers who are participants in the Retirement Plan.

Name	Year	(Increase) Decrease in Discount Rate(1)	Change in Mortality Table(2)	Passage of Time/Age Increase(3)	Value of Benefits Accrued During the Year	Total Change in Pension Value(4)
Weston M. Hicks	2016	$490,169	$(25,871)	$481,534	—	$945,832
	2015	(478,042)	—	454,163	—	(23,879)
	2014	1,629,691	862,795	421,981	—	2,914,467

Joseph P. Brandon	2016	44,939	(2,317)	39,282	—	81,904
	2015	(43,777)	—	37,233	—	(6,544)
	2014	146,869	73,701	33,822	—	254,392

Christopher K. Dalrymple	2016	145,194	(6,510)	84,472	—	223,156
	2015	(140,953)	—	81,866	—	(59,087)
	2014	445,079	190,070	67,214	—	702,363

Roger B. Gorham	2016	72,774	(1,651)	116,187	—	187,310
	2015	(69,311)	231,910	93,865	—	256,464
	2014	274,499	—	98,672	—	373,171

(1)	For 2016, the discount rate used was 4.0%; for 2015, the discount rate used was 4.25%; and for 2014 the discount rate used was 4.0%.

(2)	For the Retirement Plan year ending in 2014, Alleghany elected to change the mortality assumption to the RP-2014 base table with Scale MP-2014, which reflect updated mortality tables issued by the Society of Actuaries in October 2014. For the Retirement Plan year ending in 2015, Alleghany amended the Plan to adjust this mortality basis used to compute the present values for lump sums to the RP-2014 Annuitant male/female (50/50) blended basis mortality table using Scale MP-2014 with generational projection. For the Retirement Plan year ending in 2016, Alleghany elected to change the mortality assumption to the RP-2016 base table with white collar adjustment and Scale MP-2016, which reflect updated mortality tables issued by the Society of Actuaries in October 2016.

(3)	Represents the change attributable to passage of time and increase in participant’s age.

(4)	Calculated in accordance with SEC rules governing preparation of the Summary Compensation Table on page 66 except for Messrs. Hicks, Brandon and Dalrymple in 2015, as SEC rules do not allow for inclusion of negative pension amounts in the Summary Compensation Table.

In order to show the effect that the year-over-year change in pension value had on total compensation, as reported in the Summary Compensation Table on page 66, and as determined under applicable SEC rules, the table below presents SEC total compensation and then SEC total compensation without pension value changes for the Named Executive Officers who are participants in the Retirement Plan. The amounts reported in the SEC total without pension value changes are calculated by subtracting the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings columns (but including the nonqualified deferred compensation earnings reported in that column, if any) from the amounts reported in the SEC Total column. The amounts reported in this column may differ substantially from, and are not a substitute for, the amounts reported in the SEC Total column in the Summary Compensation Table on page 66.

Name	Year	SEC Total Compensation	SEC Total Compensation without Change in Pension Value
Mr. Hicks	2016	$8,572,928	$7,627,096
	2015	6,892,685	6,892,685
	2014	10,543,046	7,628,579

Mr. Brandon	2016	$5,111,462	$5,029,558
	2015	4,968,531	4,968,531
	2014	5,165,562	4,911,170

Mr. Dalrymple	2016	$2,580,397	$2,357,241
	2015	2,299,273	2,299,273
	2014	2,892,997	2,190,634

Mr. Gorham	2016	$1,477,696	$1,290,386
	2015	1,498,593	1,242,129
	2014	1,552,121	1,178,950

Employment Agreement with Weston M. Hicks

On October 7, 2002, Alleghany and Mr. Hicks entered into an employment agreement pursuant to which Mr. Hicks agreed to serve as Executive Vice President of Alleghany. Pursuant to the terms of this employment agreement, Mr. Hicks’s salary is to be reviewed annually. In addition, if Mr. Hicks’s employment is terminated by Alleghany other than for “Cause” or other than in the case of his “Total Disability,” Alleghany will continue to pay his base salary in accordance with Alleghany’s regular payroll practices after such termination until such payments aggregate $1,000,000 on a gross basis. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of Mr. Hicks’s duties. “Total Disability” is defined as Mr. Hicks’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period. The employment agreement was the result of an arm’s-length negotiation between the Executive Committee of the Board and Mr. Hicks and was approved by the Compensation Committee and the Board. The Executive Committee determined that such provisions were appropriate and helpful in recruiting Mr. Hicks, and the Compensation Committee and the Board approved such determination.

Employment Agreement with Joseph P. Brandon

On November 20, 2011, Alleghany and Mr. Brandon entered into an employment agreement which became effective on March 6, 2012 upon the closing of the TransRe acquisition, under which Mr. Brandon agreed to serve as Executive Vice President of Alleghany. Pursuant to the terms of this employment agreement:

•	Mr. Brandon’s salary is to be reviewed annually for increases but shall not be decreased.

•

If Mr. Brandon’s employment is terminated by Alleghany other than for “Cause” or other than in the case of his “Total Disability,” Alleghany will continue to pay his base salary in accordance with Alleghany’s regular payroll practices after such termination until such payments aggregate $1,000,000 on a gross basis. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of Alleghany’s chief executive officer after written notice, which failure is not corrected within ten days following notice thereof; or willful gross misconduct in connection with the performance of any of Mr. Brandon’s duties. “Total Disability” is defined as Mr. Brandon’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

•

Mr. Brandon and Alleghany entered into a restricted stock unit matching grant agreement dated as of March 6, 2012, whereby Mr. Brandon was to receive a restricted stock unit matching grant under the 2007 LTIP of one restricted stock unit for every share of common stock Mr. Brandon purchased or received pursuant to stock dividends on those purchased shares, or “JPB Owned Shares,” on or before September 3, 2012 up to a maximum of $5.0 million worth of common stock. Material terms of this matching grant agreement, or the “JPB Matching Grant Agreement,” are discussed below.

The employment agreement was the result of an arm’s-length negotiation between the Board and Mr. Brandon and was approved by the Compensation Committee and the Board. The Board determined that such provisions were appropriate and helpful in recruiting Mr. Brandon and completing the TransRe acquisition.

2012 Restricted Stock Unit Matching Grant Award to Mr. Brandon

Between March 6, 2012 and September 3, 2012, Mr. Brandon purchased 9,023 shares of common stock and, pursuant to the JPB Matching Grant Agreement, Alleghany credited him with 9,023 restricted stock units. These restricted stock units are notional units of measurement denominated in shares of common stock and entitle Mr. Brandon to payment on account of such restricted stock units in an amount equal to the Fair Market Value, as defined in the JPB Matching Grant Agreement, on the payment date of a number of shares of common stock equal to the number of restricted stock units to which Mr. Brandon is entitled to payment.

Pursuant to the terms of the JPB Matching Grant Agreement, the restricted stock units vest over a seven-year period, with 15% of the restricted stock units vesting on each of the first six anniversaries of the date of grant and 10% of the restricted stock units vesting on the seventh anniversary of the date of grant. The restricted stock units are to be paid in cash and/or shares of common stock, as the Compensation Committee may determine within ten business days of the applicable vesting date. If Mr. Brandon is terminated without Cause or by reason of his death or Total Disability (as such terms are defined in the JPB Matching Grant Agreement), the restricted stock units scheduled to vest during such year shall vest on a pro rata basis for the amount of time Mr. Brandon was employed during such year. If Mr. Brandon voluntarily terminates his employment or Alleghany terminates his employment for Cause, all unvested restricted units shall be forfeited. Mr. Brandon has no voting or other rights in respect of the restricted stock units.

Mr. Brandon must maintain unencumbered beneficial ownership of the JPB Owned Shares continuously throughout the period commencing with the initial purchase of JPB Owned Shares and ending on the earliest to occur of (i) March 6, 2019, (ii) Mr. Brandon’s termination of employment for any reason or (iii) a merger approved by the Board effectuated by a tender offer or other major corporate transaction approved by the Board with respect to Alleghany’s common stock. To the extent Mr. Brandon fails to do so, he will forfeit one restricted stock unit for each JPB Owned Share with respect to which he has not maintained unencumbered beneficial ownership for the required period of time.

Letter Agreement with Mr. Gorham

Effective February 21, 2013, Mr. Gorham and Alleghany entered into a letter agreement which provides for continued payments to Mr. Gorham of his base salary until such payments aggregate to $1.2 million on a gross basis, payable in accordance with Alleghany’s normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. “Cause” is defined as conviction of a felony, willful failure to implement reasonable directives of Alleghany’s chief executive officer after written notice, which failure is not corrected within ten days following notice thereof, or willful gross misconduct in connection with the performance of any of Mr. Gorham’s duties. “Total Disability” is defined as Mr. Gorham’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

O utstanding Equity Awards at 2016 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Weston M. Hicks	—		—		16,856	(1)	10,278,315
	—		—		15,197	(2)	9,266,674
	—		—		13,278	(3)	8,096,792
	—		—		12,577	(4)	7,656,828

Joseph P. Brandon	3,609		2,200,854	(5)	8,990	(1)	5,481,707
	—		—		9,119	(2)	5,560,370
	—		—		7,967	(3)	4,857,892
	—		—		7,769	(4)	4,737,154

Christopher K. Dalrymple	825	(6)	503,077		2,472	(1)	1,507,401
	759	(7)	462,831		2,279	(2)	1,389,407
	697	(8)	425,024		2,091	(3)	1,275,071
	680	(9)	414,657		2,040	(4)	1,243,972

Roger B. Gorham	—		—		989	(1)	602,777
	—		—		911	(2)	555,214
	—		—		896	(3)	546,067
	—		—		942	(4)	574,422

John L. Sennott, Jr.	—		—		2,124	(1)	1,295,194
	759	(7)	462,831		2,279	(2)	1,389,407
	697	(8)	425,024		2,091	(3)	1,275,071
	680	(9)	414,657		2,040	(4)	1,243,972

(1)	Performance shares granted under the 2012 LTIP, calculated at maximum payout, which vest after completion of the award period ending December 31, 2016.

(2)	Performance shares granted under the 2012 LTIP, calculated at maximum payout, which vest after completion of the award period ending December 31, 2017.

(3)	Performance Shares granted under the 2012 LTIP, calculated at maximum payout, which vest after completion of the award period ending December 31, 2018.

(4)	Performance Shares granted under the 2012 LTIP, calculated at maximum payout, which vest after completion of the award ending December 31, 2019.

(5)	Restricted stock units granted under the 2007 LTIP which vest over a seven year period, with 15% vesting on each of the first six anniversaries of date of grant and 10% vesting on the seventh anniversary of the date of grant. The terms of this award are described in more detail on page 71.

(6)	Restricted stock unit award granted under the 2012 LTIP which cliff vests on January 15, 2017, the fourth anniversary of the date of grant.

(7)	Restricted stock unit awards granted under the 2012 LTIP which cliff vest on January 15, 2018, the fourth anniversary of the date of grant.

(8)	Restricted stock unit awards granted under the 2012 LTIP which cliff vest on February 3, 2019, the fourth anniversary of the date of grant.

(9)	Restricted stock unit awards granted under the 2012 LTIP which cliff vest on January 19, 2020, the fourth anniversary of the date of grant.

2016 Stock Vested

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting	Dollar Value Realized on Vesting
Weston M. Hicks	13,206	$6,184,502
Joseph P. Brandon(2)	8,795	4,207,377
Christopher K. Dalrymple	2,853	1,336,088
Roger B. Gorham	3,488	1,633,465
John L. Sennott, Jr.	1,571	735,715

(1)	For each of Mr. Hicks, Brandon, Dalrymple, Gorham and Sennott, includes the gross amount of performance shares which vested upon certification of performance by the Compensation Committee on February 22, 2016 with respect to the award period ending December 31, 2015. Payouts of such performance shares were made at 150% of target. The gross number of performance shares vested, and the form of payment, were as follows: Mr. Hicks, 13,206 shares with a dollar value of $6,184,502 (paid in cash); Mr. Brandon, 7,442 shares with a dollar value of $3,485,163 (paid in the form of 1,300 shares of common stock and $2,876,360 in cash); Mr. Dalrymple, 2,853 shares with a dollar value of $1,336,088 (paid in the form of 1,051 shares of common stock and $843,895 in cash); Mr. Gorham, 3,488 shares with a dollar value of $1,633,465 (paid in cash); and Mr. Sennott, 1,571 shares with a dollar value of $735,715 (paid in the form of 881 shares of common stock and $323,134 in cash).

(2)	Includes 1,353 restricted stock units which vested on September 2, 2016 pursuant to the JPB Matching Grant Agreement. The dollar value of such restricted stock units was $722,214 (paid in cash). The terms of this award are described in more detail on page 71.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Weston M. Hicks	—	$150,000	$264,659	$(3,525)	$3,191,486
Joseph P. Brandon	—	123,594	20,139	(2,905)	669,149
Christopher K. Dalrymple	—	97,375	42,580	(2,288)	1,034,155
Roger B. Gorham	—	210,000	273,224	(4,936)	1,705,762
John L. Sennott, Jr.	—	97,375	81,407	(2,288)	431,021

(1)	Such amounts are included as a component of “All Other Compensation” for 2016 set forth in the Summary Compensation Table on page 66 and discussed in Note (5) to the Summary Compensation Table.

(2)	Amounts represent interest earned on amounts credited to savings benefit accounts during 2016. Such amounts are not included in the Summary Compensation Table on page 66 as these amounts are not considered to be above-market interest.

The Deferred Compensation Plan, which was established in January 1982 and amended and restated in December 2014, provides for unfunded deferred compensation arrangements for Alleghany officers and certain other employees. The following descriptions of “Savings Benefit Provisions” and “Compensation Deferral Provisions” of the Deferred Compensation Plan generally apply to amounts that were earned and vested under the Deferred Compensation Plan after December 31, 2004. Amounts earned and vested before January 1, 2005, or the “Pre-409A Benefits,” are subject to less stringent requirements concerning the time of payment of benefits under the Deferred Compensation Plan, but the substantive provisions that apply to the Pre-409A Benefits are generally the same as described below.

Savings Benefit Provisions

All officers, including our Named Executive Officers, are eligible to participate in the Deferred Compensation Plan on the date of election or appointment as an officer of Alleghany.

Under the Deferred Compensation Plan, each calendar quarter, we credit a book reserve account for each officer who is a participant at any time during such quarter with an amount equal to 3.75% of the officer’s base annual salary. This quarterly credit results in an annual credit of 15% of a participant’s base annual salary, which we refer to as the “Savings Benefit Credit.” Each participant may elect to have those amounts either credited with:

•	interest at the prime rate (the “Prime Rate Alternative”);

•	treated as though invested in common stock (the “Common Stock Alternative”); or

•	increased or decreased by an amount proportionate to the growth or decline of Alleghany stockholders’ equity per share (the “Stockholders’ Equity Alternative”).

In general, payment of these amounts is made or commences on the date elected by the participant, which may not be later than 12 months following termination of employment, either in a lump sum or in installments as elected by the participant. If a participant chooses the Prime Rate Alternative, that interest is computed from the date the Savings Benefit Credit is credited until the date that the amount is distributed to the participant or the date that the participant elects the Common Stock Alternative or the Stockholders’ Equity Alternative. The “prime rate” for purposes of the Deferred Compensation Plan means the rate of interest announced by JPMorgan Chase Bank as its prime rate at the close of the last business day of each month, which rate is deemed to remain in effect through the last business day of the next month.

Amounts treated as invested in common stock reflect the investment experience which the account would have had if the amounts had been invested, without commissions or other transaction expenses, and held in whole or fractional shares of common stock during the deferral period. These amounts are adjusted as appropriate to reflect cash and stock dividends, stock splits, and other similar distributions or transactions which, from time to time, occur with respect to common stock. Dividends and other distributions are automatically credited at their cash value or the fair market value of any non-cash dividend or other distribution and are deemed to purchase common stock on the date of payment thereof. Common stock is deemed acquired, and is valued for purposes of payout or transfer, at a price per share equal to the mean between the high and low prices thereof on the applicable date on the NYSE Consolidated Tape. A participant’s ability to elect to have his or her Savings Benefit Credit amounts treated as invested (or not invested) in our common stock is subject to compliance with applicable securities laws.

With respect to 2016, Mr. Hicks elected the Stockholders’ Equity Alternative to apply to his Savings Benefit Credit; Mr. Brandon and Mr. Gorham elected to have the Prime Rate Alternative apply to their Savings Benefit Credit; Mr. Sennott elected the Common Stock Alternative to apply to his Savings Benefit Credit; and Mr. Dalrymple elected to have the Stockholders’ Equity Alternative apply to 50% of his Savings Benefit Credit and to have the Prime Rate Alternative apply to 50% of his Savings Benefit Credit.

Compensation Deferral Provisions

The Deferred Compensation Plan provides that participants may elect to defer all or part of their base salary and annual incentive compensation each year other than compensation that would be paid in the form of common stock. Thus, currently, no long-term incentive compensation payable pursuant to the 2012 LTIP may be deferred under the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan are credited with interest at the prime rate, unless a participant elects the Common Stock Alternative or the Stockholders’ Equity Alternative. A participant’s decision to have deferred amounts treated as invested (or not invested) in common stock is also subject to compliance with applicable securities laws.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)		Payments During Last Fiscal Year
Weston M. Hicks	Alleghany Corporation Retirement Plan	11	$12,276,035		—
Joseph P. Brandon	Alleghany Corporation Retirement Plan	2	1,006,189		—
Christopher K. Dalrymple	Alleghany Corporation Retirement Plan	12	2,210,719		—
Roger B. Gorham	Alleghany Corporation Retirement Plan	9	2,790,394		—
John L. Sennott, Jr.	Alleghany Corporation Retirement Plan	—	—	(2)	—

(1)	Reflects the estimated present value of the retirement benefit accumulated under the Retirement Plan as of December 31, 2016 by the Named Executive Officers, based in part on (i) their years of credited service as of such date, as indicated in the table, and (ii) the Named Executive Officers’ average compensation as of December 31, 2013 as determined under the Retirement Plan, which was $2,425,000 for Mr. Hicks, $1,000,000 for Mr. Brandon, $995,075 for Mr. Gorham and $459,167 for Mr. Dalrymple. The actuarial assumptions used to compute the present values for annuities are a discount rate of 4.25% and the RP-2014 Annuitants sex-distinct tables using Scale MP-2014 with generational projection. The actuarial assumptions used to compute the present values for lump sums are a discount rate of 4.25% for pre-retirement interest, a 30-year U.S. treasury rate of 4.00% for post-retirement interest and the RP-2014 Annuitant male/female (50/50) blended basis mortality table using Scale MP-2014 with generational projection.

(2)	Mr. Sennott commenced employment on April 16, 2013. In light of the expected amendment to the Retirement Plan which occurred in July 2013 and was effective December 31, 2013, the Board did not designate Mr. Sennott as a participant in the Retirement Plan.

The Retirement Plan provides retirement benefits for our employees who are elected officers and who are designated as participants by the Board, including the Named Executive Officers. On July 16, 2013, the Board approved an amendment to the Retirement Plan effective December 31, 2013, whereby the Retirement Plan was closed to new participants and no additional benefit accruals would occur for existing participants after such date. Pursuant to this amendment, base compensation and future years of service are not taken into account when calculating a participant’s retirement benefits. However, future years of service with Alleghany by any participant who was not vested in his or her accrued benefit as of the freeze date will continue to have such service credited toward the Retirement Plan’s five-year vesting requirement. Furthermore, such future years of service will count towards early retirement eligibility and early retirement benefits determination for all participants. On November 17, 2015, the Board approved an amendment, or the “Plan Amendment,” to the

Retirement Plan effective December 31, 2015. The Plan Amendment provides for the automatic adjustment of the mortality table used to make certain calculations in the Retirement Plan, in order to reflect revised mortality projections determined by Alleghany in accordance with applicable accounting guidance.

Retirement benefits are paid, following termination of employment, in the form of an annuity for the joint lives of a participant and his or her spouse or, alternatively, actuarially equivalent forms of benefits, including a lump sum. Prior to January 1, 2011, the annual retirement benefit under the Retirement Plan, if paid in the form of a joint and survivor life annuity to a married participant who retires on reaching age 65 with 15 or more years of service, was equal to 67% of the participant’s highest average annual base salary and annual cash bonus over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. On December 13, 2010, pursuant to authority delegated by the Board, the Compensation Committee amended the Retirement Plan, effective January 1, 2011, by eliminating the inclusion of annual cash bonuses earned for years subsequent to 2010 in the computation of benefits. As amended, the annual retirement benefit would be the greater of (i) the retirement benefit accrued by the participant at December 31, 2010, based upon eligibility for vesting and years of service credited at such date, pursuant to the benefit formula in effect at December 31, 2010, or (ii) a full service retirement benefit, if paid in the form of a joint and survivor annuity to a married participant who retires on reaching age 65 based upon years of service credited at December 31, 2013, equal to 67% of the participant’s highest average annual base salary over a consecutive three-year period during the ten years ending December 31, 2013 or, if shorter, the full calendar years of employment. The retirement benefit payable to a participant who retires on reaching age 65 with more than five but fewer than 15 years of service will equal the amount produced by the formula set forth in clause (ii) of the preceding sentence multiplied by a fraction the numerator of which is the number of the participant’s years of service at December 31, 2013 and the denominator of which is 15, or, if greater, the retirement benefit accrued at December 31, 2010.

For purposes of the formula, base salary is the amount that would be included in the salary column of the Summary Compensation Table for the relevant years. For computations involving years when annual cash bonuses are included in the formula for determining the amount of the retirement benefit, the cash bonus is the amount of the cash bonus earned under the 2005 MIP or predecessor plan or any other annual incentive bonus plan or discretionary annual award that would be included in either the Bonus or Non-Equity Incentive Plan Compensation column of the Summary Compensation Table as earned in respect of the relevant years. The Retirement Plan’s benefit formula contains a factor which will reduce a married participant’s benefit payments to the extent that a participant is older than his or her spouse.

If a participant becomes totally disabled prior to retirement, then for the period of total disability the participant is treated as earning annual base salary in an amount which is equal to his or her annual base salary at the time of disability, with such base salary amount adjusted annually for inflation. Further, a participant’s period of disability will be treated as continued employment for all purposes under the Retirement Plan, including for purposes of determining his or her years of service.

A participant who has terminated employment may start to receive benefits under the Retirement Plan as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to Normal Retirement Age, which is defined as age 65 with 15 years of service. A participant who terminated employment with us after reaching age 55 and completing at least 20 years of service, or after reaching age 60 and completing at least 10 years of service, will have a smaller reduction (a reduction equal to 3% of his or her accrued benefit) than a participant who terminated employment prior to reaching such age or completing such number of years of service (a reduction equal to 6% of his or her accrued benefit), and therefore has a subsidized early retirement benefit. The benefit payable to a participant who retires after Normal Retirement Age is increased to the greater of (i) the benefit taking into account additional years of service, salary increases and (for years prior to 2011) bonuses paid through the actual date of retirement or (ii) the benefit that is actuarially equivalent to the lump sum that would have been payable at Normal Retirement Age, such lump sum increased with interest to reflect the passage of time since Normal Retirement Age. For all purposes of the

Retirement Plan, a participant’s years of service are the number of years, including a fraction thereof, included in the period which starts on the date he or she becomes a participant, and which ends on the date his or her employment with us terminates.

As of December 31, 2016, Mr. Hicks was age 60 and had 14 years of credited service (for the purpose of early retirement qualification), thus he could have retired and begun to receive a retirement benefit as of that date. If Mr. Hicks had retired on December 31, 2016, the present value of his early retirement benefit would have been $13,750,275. As of December 31, 2016, Messrs. Dalrymple and Gorham were under age 55, thus neither of them would have been eligible to receive a subsidized early retirement benefit if he had retired as of that date. If Mr. Dalrymple and Mr. Gorham had retired on December 31, 2016, the present value of their retirement benefits assuming commencement at their earliest retirement dates and reflecting their benefit elections under Section 409A of the Code would have been $1,501,008 for Mr. Dalrymple and $1,961,482 for Mr. Gorham. Mr. Brandon would not have been entitled to any retirement benefit if he had retired as of December 31, 2016 because he would not have had five years of service. As noted above, in anticipation of the closing of the Retirement Plan to new participants effective December 31, 2013, the Board did not designate Mr. Sennott as a participant in the Retirement Plan.

Payments Upon Termination Of Employment

The table below provides information regarding the amounts that Messrs. Hicks, Brandon, Dalrymple, Gorham and Sennott would be eligible to receive upon any termination of employment by Alleghany other than for “Cause,” if such termination of employment occurred on December 31, 2016:

Name	Severance under Employment Agreement(1)	Payments under Restricted Stock Unit Matching Grant Award(2)	Acceleration of Payment of Awards under 2012 LTIP(3)	Acceleration of Payment of Awards under 2015 MIP(4)	Retirement Plan(5)	Deferred Compensation Plan(6)	Total
Weston M. Hicks	$1,000,000	—	$17,691,868	$2,550,000	$13,750,275	$3,191,486	$38,183,629
Joseph P. Brandon	1,000,000	$1,651,951	10,044,762	1,650,000	—	669,149	15,015,862
Christopher K. Dalrymple	—	—	2,652,606	650,000	1,501,008	1,034,155	5,837,769
Roger B. Gorham	1,200,000	—	1,081,052	300,000	1,961,482	1,705,762	6,248,296
John L. Sennott, Jr.	—	—	2,468,694	650,000	—	431,021	3,549,715

(1)	These amounts would be paid by Alleghany upon termination other than for Cause, death or Total Disability (as such terms are defined in the respective employment agreements) in the form of continued payments of base salary in accordance with our normal payroll and procedures.

(2)	Reflects award amount payable to Mr. Brandon under the JPB Matching Grant Agreement if Mr. Brandon was terminated without Cause or by reason of his death or Total Disability (as such terms are defined in such agreement). The terms of the JPB Matching Grant Agreement are described on page 71.

(3)	Reflects payment on a pro rata basis of all outstanding LTIP awards, including amounts paid in February 2017 for the award period ending December 31, 2016, based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, in accordance with the terms of the awards.

(4)	Reflects annual incentive earned in respect of 2016 under the 2015 MIP. These amounts, earned in respect of 2016 performance, were paid to the Named Executive Officers in February 2017 as reported in the Summary Compensation Table on page 66 and as described on pages 60 and 61.

(5)

Reflects payment of vested pension benefits, computed as of December 31, 2016, under the Retirement Plan to Messrs. Hicks, Dalrymple and Gorham. Mr. Brandon was not vested in the Retirement Plan as of December 31, 2016 and Mr. Sennott is not a participant in the Retirement Plan. The determination of these pension benefits is described in more detail on pages 75 through 77. This amount does not include retiree life insurance death benefit, equal to the annual salary of a participant at the date of retirement, payable to our Named Executive Officers.

(6)	Reflects the aggregate vested account balance at December 31, 2016 of each Named Executive Officer’s savings benefit (consisting of Alleghany contributions and interest earned thereon) under the Deferred Compensation Plan.

Certain of our Named Executive Officers would be entitled to payments in the event of the termination of their employment. These payments, other than those that do not discriminate in scope, terms or operation in favor of the Named Executive Officers and that are generally available to all salaried employees, are described below.

Pursuant to their employment agreements with Alleghany, Messrs. Hicks and Brandon would be entitled to receive continued payments of his base salary until such payments aggregate $1.0 million on a gross basis, payable in accordance with our normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. As described in more detail on page 71, the JPB Matching Grant Agreement provides for a pro rata payment in the event of the termination of employment without Cause or termination of employment by reason of Mr. Brandon’s death or Total Disability. In February 2013, Mr. Gorham and Alleghany entered into a letter agreement which provides for continued payments to Mr. Gorham of his base salary until such payments aggregate $1.2 million on a gross basis, payable in accordance with our normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. The foregoing agreements generally define “Cause” to mean conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board, as well as Alleghany’s chief executive officer in Mr. Brandon and Gorham’s cases, after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of their duties. “Total Disability” in the foregoing agreements generally is defined to mean inability to discharge duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

Other than the foregoing, there are no individual arrangements that would provide payments to our Named Executive Officers upon termination other than for cause or in the event of death or disability. We do not have any arrangements with our Named Executive Officers that would provide for payments upon a change of control of Alleghany or upon a change of control and subsequent termination of employment; although the JPB Matching Grant Agreement does provide that Mr. Brandon’s holding requirement for JPB Owned Shares will lapse upon a change of control.

A number of the plans described in this Proxy Statement have provisions that may result in payments upon termination of employment under certain circumstances as described below.

2012 LTIP

Awards under our 2012 LTIP provide for the pro rata payment of outstanding awards in the event of the termination of employment prior to the end of the award period. With respect to awards under the 2012 LTIP, the pro rata payment would be based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the December 31st immediately prior to date of termination, as determined by the Compensation Committee.

2015 MIP

Our 2015 MIP also provides that, in the event of a participant’s death or disability prior to the end of the award period for an outstanding award, the participant (or in the event of the participant’s death, the participant’s beneficiary) shall receive such portion of the award, if any, as determined by the Compensation Committee in its sole discretion. If the employment of a participant who has received a qualifying award is otherwise terminated during an award period, the participant shall not be entitled to receive any payment for such award unless the performance goals applicable to such award are achieved and certified by the Compensation Committee, in which case the Compensation Committee, in its sole discretion, may determine that the participant shall be entitled to receive all or any part of the qualifying award that would be payable to the participant upon the achievement of those performance goals. Pursuant to the 2015 MIP, if a participant who has received a non-qualifying award terminates employment for any reason (other than death or disability), the Compensation Committee, in its sole discretion, may determine that the participant is entitled to receive payment of all or any part of the non-qualifying award.

Retirement Plan and Deferred Compensation Plan

Additional payments upon any termination of employment would be made under our Retirement Plan, as long as the employee is eligible to receive benefits under the Retirement Plan at the time of the termination of employment. Our Deferred Compensation Plan also provides for payments of a participant’s vested savings benefit in the event of any termination of employment in the form previously elected by a participant subject to the provisions of Section 409A of the Code, as applicable, or if no election has been made, in a lump sum. Termination of employment will not cause an enhanced payment or other benefit to be made under the Deferred Compensation Plan. Information with respect to the Retirement Plan is set forth on pages 75 through 77, and information with respect to the Deferred Compensation Plan is set forth on pages 73 through 75.

PROPOSAL 5. ADVISORY VOTE ON FREQUENCY OF FUTURE STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

As described in Proposal 4 above, Alleghany’s stockholders are being provided the opportunity to cast an advisory vote on Alleghany’s executive compensation program. The advisory vote on executive compensation described in Proposal 4 above is referred to as a “say-on-pay vote.”

In accordance with Section 14A of the Exchange Act, this Proposal 5 affords stockholders the opportunity to cast an advisory vote on how often Alleghany should include a say-on-pay vote in its proxy materials for future annual stockholder meetings (or a special stockholder meeting for which Alleghany must include executive compensation information in the proxy statement for that meeting). Under this Proposal 5, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

Alleghany believes that say-on-pay votes should be conducted every year so that stockholders may annually express their views on Alleghany’s executive compensation program. The Compensation Committee, which administers Alleghany’s executive compensation program, values the opinions expressed by stockholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation. Alleghany has had annual say-on-pay votes for the past six years.

Your vote is requested. We therefore request that Alleghany stockholders select “1 Year” (as opposed to “2 Years” or “3 Years”) when voting on the frequency of future advisory votes on executive compensation. Although the advisory vote is non-binding, the Board will review the results of the vote and take it into account in making a determination concerning the frequency of advisory votes on executive compensation.

THE BOARD RECOMMENDS STOCKHOLDERS SELECT “1 YEAR” ON THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY ANOTHER ALTERNATIVE. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE RESULTS OF THIS VOTE.

STOCKHOLDER NOMINATIONS AND PROPOSALS

The By-Laws, which are available on Alleghany’s website at www.alleghany.com, require that Alleghany be furnished with written notice with respect to:

•	the nomination of a person for election as a director, other than a person nominated by or at the direction of the Board; and

•	the submission of a proposal, other than a proposal submitted by or at the direction of the Board, at a meeting of stockholders.

In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to Alleghany generally not less than 30 days prior to the meeting.

In accordance with SEC Rule 14a-8, in order for any proposal of a stockholder to be considered for inclusion in Alleghany’s notice of meeting, proxy statement and proxy relating to the 2018 Annual Meeting of Stockholders, scheduled for Friday, April 27, 2018, the proposal must be received by the Secretary of Alleghany by November 17, 2017.

ADDITIONAL INFORMATION

At any time prior to their being voted, proxies are revocable by written notice to the Secretary of Alleghany, submitting a new proper proxy dated later than the date of the revoked proxy, or by appearance at the 2017 Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Alleghany’s common stock on the record date must be present in person or represented by proxy for the transaction of business at the 2017 Annual Meeting.

Solicitation of proxies will be made by mail, courier, telephone, facsimile or e-mail and, to the extent necessary, by personal interviews. Alleghany will bear the expenses in connection with the solicitation of proxies. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of common stock held of record by such persons at Alleghany’s expense. Alleghany has retained Georgeson to aid in the solicitation of proxies, and for its services Alleghany expects to pay fees of approximately $9,500 plus expenses.

Exhibit A

ALLEGHANY CORPORATION

2017 LONG-TERM INCENTIVE PLAN

1. PURPOSES OF THE PLAN. The purposes of the Alleghany Corporation 2017 Long-Term Incentive Plan (the “Plan”) are to further the long-term growth of Alleghany Corporation (the “Corporation”), to the benefit of its stockholders, by providing incentives to the officers and other employees of the Corporation and its subsidiaries who will be largely responsible for such growth, and to assist the Corporation in attracting and retaining executives of experience and ability on a basis competitive with industry practices. The Plan permits the Corporation to provide equity-based incentive compensation, payable in stock or cash, of the types commonly known as restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, phantom stock and stock options, as well as other types of equity-based incentive compensation.

2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”). Each member of the Committee shall be both an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or successor rule or regulation. Subject to the provisions of the Plan, the Committee shall have exclusive power to select the employees to participate in the Plan, to determine the type, size and terms of awards to be made to each participant selected, and to determine the time or times when awards will be granted or paid. The Committee’s interpretation of the Plan or of any awards granted thereunder shall be final and binding on all parties concerned, including the Corporation and any participant. The Committee shall have authority, subject to the provisions of the Plan, to establish, adopt and revise such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable for the administration of the Plan. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Corporation or any of its affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Subject to Section 4(b), any actions taken by an officer or employee delegated authority pursuant to this Section 2 within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee.

3. PARTICIPATION. Participants in the Plan shall be selected by the Committee from among the employees of the Corporation and its subsidiaries. The term “employee” shall mean any person (including any officer) employed by the Corporation or a subsidiary on a salaried basis. The term “subsidiary” shall mean any corporation, partnership or limited liability company, a majority of the total combined voting power of whose stock or other equity interests is beneficially owned, directly or indirectly, by the Corporation. Participants may receive multiple awards under the Plan.

4. AWARDS.

(a) Types. Awards available under the Plan may be paid in cash and/or shares of the Corporation’s common stock, $1.00 par value (“Common Stock”), and shall include, but not be limited to, grants of restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, phantom stock and options to purchase shares of Common Stock (“Options”), including Options intended to qualify as incentive stock options under Section 422 of the Code, and Options not intended to so qualify. The Committee may also make an award in any other form deemed by it to be consistent with the purposes of the Plan.

(b) Certain Qualifying Awards. The Committee, in its discretion, may grant an award to any participant who may become a “covered employee” within the meaning of Section 162(m) of the Code, with the intent that such award qualify as “performance-based compensation” under Section 162(m) of the Code (a “Qualifying Award”). The right to receive (or retain) a Qualifying Award (other than in the form of an Option or a stock appreciation right granted at Fair Market Value) shall be conditional upon the achievement of performance goals established by the Committee in writing at the time such award is granted or otherwise, but not later than the time period required by Section 162(m) of the Code so as to continue to be a Qualifying Award. Such performance goals, which may vary from participant to participant and award to award, may be expressed in terms of any, but not limited to, of the following business criteria: revenues, operating income, cash flow, management of expenses, loss reserves and loss adjustment expense reserves, underwriting expenses, underwriting profits, income before income taxes, net income, earnings per share, net worth, stockholders’ equity, investment performance, return on equity or assets or total return to stockholders, whether applicable to the Corporation or any relevant subsidiary or business unit or entity in which the Corporation has a significant investment, or any combination thereof as the Committee may deem appropriate. Prior to the payment of any Qualifying Award, the Committee shall certify in writing that the performance goals were satisfied.

(c) Time and Deferral of Payments. At the time the Committee grants each award under the Plan, the Committee shall specify in writing the time of the payment of the award, which time may be a specific date or event, or the time of satisfaction of any performance goals or other condition imposed by the Committee; provided that, in the case of any award deemed to be deferred compensation under Section 409A of the Code, such payment date or event shall be a date or event when payment can be made under Section 409A of the Code without penalty. In awarding any right to receive cash and/or shares of Common Stock, the Committee in its discretion also may permit the participant to elect to receive all or a portion of such cash and/or shares of Common Stock at a later date in a manner consistent with the rules under Section 409A of the Code. Deferrals shall be for such periods and upon such other terms as the Committee may determine to be appropriate, and shall be reflected in a written agreement in compliance with the requirements of Section 409A of the Code.

(d) Vesting, Other Performance Requirements and Forfeiture. Receipt or payout of awards under the Plan, and the right to exercise Options or stock appreciation rights, may be conditioned upon the fulfillment of specified conditions as established by the Committee in its discretion, including, without limitation, the completion of specified periods of service in the employ of the Corporation or its subsidiaries, and the achievement of specified business and/or personal performance goals, and the Committee may provide for the forfeiture of all or any portion of any such awards if these conditions are not satisfied and in such other specified circumstances as it deems appropriate. The Committee also may specify by whom and/or in what manner the accomplishment of any such performance goals shall be determined and may waive or modify any such performance goals or conditions, except where such waiver would cause an award that is intended to be a Qualifying Award to cease to meet the criteria to be a Qualifying Award.

(e) Minimum Vesting Period. Notwithstanding the provisions of Section 4(d) above but, solely with respect to any Options, stock appreciation rights or other awards under the Plan that are not assumed, substituted or otherwise continued in effect following any tender offer or exchange offer by any person, other than the Corporation, for shares of Common Stock, subject to Section 8(b) below, no award under the Plan may vest or become exercisable over a period that is less than one year from the date of grant; provided, however, that the foregoing minimum vesting period shall not apply to awards involving an aggregate number of shares of Common Stock not in excess of 5% of the aggregate number of shares of Common Stock that may be paid to participants under the Plan and/or purchased pursuant to Options granted under the Plan (as set forth in Section 5 hereof).

(f) Agreements. In the Committee’s discretion, any award under the Plan shall be evidenced by an agreement at the time of grant of the award or thereafter, which, subject to the provisions of the Plan, may contain such terms and conditions as may be required by the Committee, which agreement shall be executed by an officer on behalf of the Corporation; provided that the terms of payment of any award that may be deemed deferred compensation for purposes of Section 409A of the Code, including any award or deferral arrangement described in Section 4(c) hereof, shall be evidenced by a written agreement.

5. SHARES OF STOCK SUBJECT TO THE PLAN AND TO CERTAIN AWARDS.

Subject, in each case, to adjustment as provided in Section 8(a) hereof, (i) the number of shares of Common Stock that may be paid to participants under the Plan and/or purchased pursuant to Options granted under the Plan shall not exceed an aggregate of 400,000 shares, (ii) no more than 100,000 shares of the total number of shares of Common Stock available for issuance under the Plan may be granted in the form of incentive stock options, (iii) the maximum number of shares of Common Stock with respect to which Qualifying Awards may be granted to any participant in any calendar year shall be 50,000 shares, and (iv) the maximum number of shares of Common Stock with respect to which Qualifying Awards may be granted to any participant in the form of Options (all of which may be issued as Options that qualify as incentive stock options) or stock appreciation rights in any calendar year shall be 10,000 shares of Common Stock. For purposes of the limitations set forth in this Section 5, awards based upon, or measured by, the value or changes in the value of shares of Common Stock (whether paid in cash or shares of Common Stock), any shares of Common Stock retained by the Corporation in satisfaction of the participant’s obligation for withholding taxes, and any shares of Common Stock not issued as a result of a net exercise of an Option shall be treated as shares of Common Stock paid to participants. For clarity, upon the exercise of an Option or a stock appreciation right settled in shares of Common Stock, the full number of shares subject to such Option or stock appreciation right (or portion thereof) that is then being exercised shall be treated as shares of Common Stock paid to the participant, regardless of the number of shares of Common Stock actually delivered in settlement of such Option or stock appreciation right (or portion thereof) upon exercise. If any award shall be forfeited or otherwise terminates (in whole or in part), or if an Option or stock appreciation right shall expire or terminate unexercised, the shares of Common Stock covered thereby shall remain available under the Plan for payment to participants. Shares to be delivered or purchased under the Plan may be either authorized but unissued shares of Common Stock or shares of Common Stock held by the Corporation as treasury shares. Any shares of Common Stock issued by the Corporation through the assumption or substitution of outstanding grants in connection with the acquisition of another entity shall not reduce the maximum number of shares available for delivery under the Plan.

6. OPTIONS.

(a) Term of Options. The term of any Option shall be determined by the Committee, but in no event shall any Option be exercisable more than ten years after the date on which it was granted. The Committee may grant Options intended to qualify as incentive stock options under Section 422 of the Code, and Options not intended so to qualify; provided, however, that Options intended to qualify as incentive stock options may only be granted to employees of the Corporation and any “subsidiary corporation” (within the meaning of Section 424(f) of the Code).

(b) Option Price; Fair Market Value. The price (“Option Price”) at which shares of Common Stock may be purchased pursuant to any Option shall be determined by the Committee at the time the Option is granted, but in no event shall the Option Price be less than 100 percent of the Fair Market Value of such shares on the date the Option is granted. For purposes of the Plan, the “Fair Market Value” is the closing sales price of the Common Stock on the relevant date as reported on the stock exchange or market on which the Common Stock is primarily traded, or, if no sale is made on such date, then the “Fair Market Value” is the weighted average of the closing sales prices of the Common Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the Common Stock is primarily traded.

(c) Payment Upon Exercise. Upon exercise of an Option, the Option Price shall be payable to the Corporation in cash, or, at the discretion of the Committee, in shares of Common Stock valued at the Fair Market Value thereof on the date of payment, or in a combination of cash and shares of Common Stock.

(d) Surrender of Options. The Corporation may, if the Committee so determines, accept the surrender by a participant, or the personal representative of a participant, of an Option, in consideration of a payment by the

Corporation equal to the difference obtained by subtracting the aggregate Option Price from the aggregate Fair Market Value of the Common Stock covered by the Option on the date of such surrender, such payment to be in cash, or, if the Committee so provides, in shares of Common Stock valued at the Fair Market Value on the date of such surrender, or partly in shares of Common Stock and partly in cash.

7. STOCK APPRECIATION RIGHTS.

(a) Term of Stock Appreciation Rights. The term of any stock appreciation right shall be determined by the Committee, but in no event shall any stock appreciation right be exercisable more than ten years after the date on which it was granted.

(b) Base Price. The base price for each stock appreciation right (the “Base Price”) shall be determined by the Committee at the time the stock appreciation right is granted, but in no event shall the Base Price be less than 100 percent of the Fair Market Value (as defined in Section 6(b) above) of the shares of Common Stock covered by the stock appreciation right on the date the stock appreciation right is granted.

(c) Payment Upon Exercise. Payment upon exercise of a stock appreciation right may be made in cash, Common Stock, or other property as specified in the applicable award agreement or otherwise determined by the Committee, in each case having a value in respect of each share of Common Stock underlying the portion of the stock appreciation right so exercised equal to the difference between the per-share Base Price of such stock appreciation right and the Fair Market Value of one share of Common Stock on the exercise date. For purposes of clarity, each share of Common Stock that may be issued in settlement of a stock appreciation right is deemed to have a value equal to the Fair Market Value of one share of Common Stock on the exercise date.

8. DILUTION AND OTHER ADJUSTMENTS.

(a) Changes in Capital Structure. In the event of any corporate transaction involving the Corporation (including, without limitation, any subdivision or combination or exchange of the outstanding shares of Common Stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of Common Stock, merger, consolidation, extraordinary cash or other distributions, stock repurchases or redemption at prices in excess of book value per share, stock issuances or sales at prices less than book value per share or sale, lease or transfer of substantially all of the assets of the Corporation or other event similar in type or effect to an event herein listed), the Committee shall make such adjustments to the number of shares of Common Stock subject to awards under the Plan, and to the awards made under the Plan, as the Committee deems equitable. Such adjustments may include, without limitation, changes to the total number of shares of Common Stock which may thereafter be delivered or purchased under the Plan, to the maximum number of shares of Common Stock with respect to which awards may be granted to any participant in any year under Section 5 hereof, to the number of shares of Common Stock subject to purchase under any Option or covered by any stock appreciation right, and/or to the terms, conditions or restrictions applicable to any awards made under the Plan, including performance goals and including the Option Price payable upon exercise of any Option and the Base Price payable upon exercise of any stock appreciation right.

(b) Tender Offers and Exchange Offers. In connection with the consummation of any tender offer or exchange offer that constitutes a Change in Control, by any person other than the Corporation, for shares of Common Stock, the Committee may make such adjustments in outstanding awards and authorize such further action as it may deem appropriate to enable the recipients of outstanding awards to avail themselves of the benefits of such offer, including, without limitation, acceleration of the exercise date or vesting of outstanding Options and/or stock appreciation rights so that they become immediately exercisable in whole or in part, or offering to acquire all or any portion of specified categories of Options and/or stock appreciation rights for a price determined pursuant to Section 6(d) or 7(d) hereof (as applicable), or acceleration of the payment of outstanding awards payable, in whole or in part, in shares of Common Stock. For purposes of the Plan, a “Change in Control” of the Corporation shall occur upon any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becoming the beneficial owner (within the meaning of

Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then-outstanding shares of Common Stock or (ii) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors; provided, however, that, for purposes of this Section 8(c), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Corporation; (B) any acquisition by the Corporation; or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its affiliates or subsidiaries.

(c) Limits on Discretion to Make Adjustments. Notwithstanding any provision of this Section 8 to the contrary, no adjustment shall be made in any outstanding Qualifying Awards to the extent that such adjustment would adversely affect the status of that Qualifying Award as “qualified performance-based compensation” under Section 162(m) of the Code.

9. MISCELLANEOUS PROVISIONS.

(a) Right to Awards. No employee or other person shall have any claim or right to be granted any award under the Plan.

(b) Rights as Stockholders. A participant shall have no rights as a holder of Common Stock by reason of awards under the Plan, unless and until certificates for shares of Common Stock are issued to the participant.

(c) No Assurance of Employment. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation or any subsidiary.

(d) Costs and Expenses. All costs and expenses incurred in administering the Plan shall be borne by the Corporation.

(e) Unfunded Plan. The Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund nor to make any other segregation of assets to assure the payment of any award under the Plan.

(f) Withholding Taxes. The Corporation shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such payments and, with respect to awards paid in stock, to require the payment (through withholding from the participant’s salary or otherwise) of any such taxes, but the Committee may make such arrangements for the payment of such taxes as the Committee in its discretion shall determine, including payment with shares of Common Stock (including net payments of awards paid in Common Stock, to the extent net payment does not result in adverse accounting treatment to the Corporation).

(g) Limits on Transferability. No awards under the Plan nor any rights or interests therein shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a participant to, any party, other than the Corporation or any subsidiary, nor shall such awards or any rights or interests therein be assignable or transferable by the participant except, in the event of the participant’s death, as provided in Section 9(h) below. During the lifetime of the participant, awards under the Plan requiring exercise shall be exercisable only by such participant or by the guardian or legal representative of such participant. Notwithstanding the foregoing, the Committee may, in its discretion, provide that awards granted pursuant to the Plan (other than an Option granted as an incentive stock option) be transferable, without consideration, to a participant’s immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. In connection with any transfer of an award granted pursuant to the Plan contemplated by the preceding sentence, (i) the Committee shall require that the transferor and the transferee enter into an instrument of transfer whereby the transferee acknowledges and agrees that the award shall continue to be subject to the same terms, conditions and restrictions as were applicable to the award while held by the transferee, and (ii) the Committee may impose such other terms and conditions on such transferability as it may deem appropriate.

(h) Beneficiary. Unless otherwise authorized by the Committee, any cash payments on account of awards under the Plan to a deceased participant shall be paid to such beneficiary as has been designated by the participant in writing to the Secretary of the Corporation or, in the absence of such designation and in the case of awards payable in shares of Common Stock, according to the participant’s will or the laws of descent and distribution.

(i) Nature of Benefits. Awards under the Plan, and payments made pursuant thereto, are not a part of salary or base compensation.

(j) Compliance with Legal Requirements. The obligation of the Corporation to issue or deliver shares of Common Stock upon exercise of Options or stock appreciation rights or otherwise shall be subject to satisfaction of all applicable legal and securities exchange requirements, including, without limitation, the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Corporation shall endeavor to satisfy all such requirements in such a manner as to permit at all times the exercise of all outstanding Options and stock appreciation rights in accordance with their terms, and to permit the issuance and delivery of shares of Common Stock whenever provided for by the terms of any award made under the Plan.

(k) Clawback Policy. All awards granted under the Plan shall be subject to the terms of the Corporation’s recoupment, clawback or similar policy, as it may be in effect from time to time, as well as any similar requirements of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or of any shares of Common Stock or cash received with respect to any award (including any value received from a disposition of the shares acquired upon payment of an award).

(l) Amendment or Termination of the Plan. The Board, without the consent of any participant, may at any time terminate or from time to time amend the Plan in whole or in part; provided, however, that no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan; and provided, further, that no amendment, without approval of the holders of Common Stock by an affirmative vote of a majority of the shares of Common Stock voted thereon in person or by proxy, shall (i) increase the aggregate number of shares subject to the Plan (other than increases pursuant to Section 8 hereof), (ii) extend the period during which awards may be granted under the Plan, (iii) increase the maximum term for which Options or stock appreciation rights may be issued under the Plan, (iv) decrease the minimum Option Price (or Base Price) at which (A) Options (or stock appreciation rights) may be issued under the Plan or (B) outstanding Options (or stock appreciation rights) may be exercised, (v) permit the surrender of any outstanding Option (or stock appreciation right) as consideration for the grant of a new Option (or stock appreciation right) with a lower Option Price (or Base Price) than the Option (or stock appreciation right) being surrendered, (vi) repurchase for cash or cancel an award in exchange for another award at a time when its Option Price or Base Price is greater than the Fair Market Value of the underlying shares of Common Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 8(b) hereof, or (vii) materially modify the requirements for eligibility to participate in the Plan. With the consent of the participants affected, the Committee may amend outstanding agreements evidencing awards under the Plan, and may amend the terms of awards not evidenced by such agreements, in any manner not inconsistent with the terms of the Plan.

(m) No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Corporation to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

(n) Data Privacy. As a condition of receipt of any award, each participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data about the participant by and among, as applicable, the Corporation and its affiliates for the exclusive purpose of implementing, administering, and managing the Plan and awards and the participant’s participation in the Plan, including, but not limited to, the transfer of such personal data to any third parties assisting the Corporation in the implementation, administration, and management of the Plan and awards and the participant’s participation in the Plan.

10. EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective when approved at the annual meeting of stockholders (the “Annual Meeting”) by the affirmative vote of a majority of the voting power of the Voting Stock (all as defined in the Corporation’s Restated Certificate of Incorporation, as amended) present in person or represented by proxy and entitled to vote at such Annual Meeting. The Plan shall terminate on the date of the Annual Meeting in 2022, unless sooner terminated by action of the Board. No award may be granted hereunder after termination of the Plan, but such termination shall not affect the validity of any award then outstanding.

11. LAW GOVERNING. The validity and construction of the Plan and any agreements entered into thereunder shall be governed by the laws of the State of New York, but without regard to the conflict laws of the State of New York except to the extent that such conflict laws require application of the laws of the State of Delaware.

12. CERTAIN TERMINATIONS UNDER SECTION 409A. Notwithstanding any provision of the Plan or an award agreement to the contrary, if at the time of a participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) the participant is a “specified employee” for purposes of Section 409A of the Code, then any payments that are required to be made to such participant under the Plan as a result of the participant’s separation from service that constitute the deferral of compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) (the “Deferred Compensation Payments”) and that would in the absence of this provision have been paid to the participant within six months and one day of the participant’s separation from service shall not be paid to the participant at the time provided herein or in such award agreement, but shall instead be accumulated and paid to the participant in a lump sum on the day after the date that is six months from the date of the participant’s separation from service; provided, however, if the participant dies prior to the expiration of such six-month period, payment shall be made to the participant’s estate as soon as practicable following the participant’s death. For these purposes, a participant will be a “specified employee” if, on the date of the participant’s separation from service, the participant is an individual who is, under the method of determination adopted by the Committee designated as, or within the category of employees deemed to be, a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Committee shall determine in its discretion all matters relating to who is a “specified employee” and the application of and effects of the change in such determination.

*            *             *

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
Vote by Internet
• Go to www.envisionreports.com/YAL.
• Or scan the QR code with your smartphone.
• Follow the steps outlined on the secure website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on April 28, 2017.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —												+
The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2, 3 and 4.
1. Election of Directors		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1a - Ian H. Chippendale		☐	☐	☐	1b - Weston M. Hicks	☐	☐	☐	1c - Jefferson W. Kirby	☐	☐	☐
										For	Against	Abstain
2. Approval of 2017 Long-Term Incentive Plan Proposal to approve the Alleghany Corporation 2017 Long-Term Incentive Plan.										☐	☐	☐
										For	Against	Abstain

3. Ratification of Independent Registered Public Accounting Firm

    Ratification of selection of Ernst & Young LLP as Alleghany Corporation’s independent registered public accounting firm for fiscal 2017.

										☐	☐	☐
										For	Against	Abstain
4. Say-on-Pay Advisory vote to approve the compensation of the named executive officers of Alleghany Corporation.										☐	☐	☐
The Board of Directors recommends a vote FOR 1 YEAR on the following proposal:									1 Year	2 Years	3 Years	Abstain
5. Say-On-Pay Frequency Advisory vote on the frequency of future stockholder advisory votes on executive compensation.									☐	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

                                         02IMAE

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2017 Annual Meeting of Stockholders to be Held on April 28, 2017.

Our proxy materials relating to our Annual Meeting (Notice of Meeting, Proxy Statement, Proxy and 2016 Annual Report to Stockholders on Form 10-K) are also available on the Internet. Please go to www.envisionreports.com/YAL to view and obtain proxy materials online.

For comments and/or address changes, please send an email to info2@alleghany.com or call 1.888.752.1356.

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+

PROXY — ALLEGHANY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ALLEGHANY CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 28, 2017

The undersigned hereby appoints Jefferson W. Kirby, Weston M. Hicks and Christopher K. Dalrymple proxies, each with the power to appoint his substitute and with authority in each to act in absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at the offices of its subsidiary RSUI Group, Inc., 945 East Paces Ferry Road, 18th Floor, Atlanta, Georgia, on Friday, April 28, 2017 at 10:00 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

C	Non-Voting Items
Change of Address — Please print new address below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+